Exhibit 10.3
PLANET BEACH INTERNATIONAL, L.L.C.
MASTER FRANCHISE AGREEMENT FOR
TERRITORY

Master Franchisee

, 2008

TABLE OF CONTENTS

1. CERTAIN DEFINITIONS	1

2. DEVELOPMENT RIGHTS AND OBLIGATIONS	6
A. GRANT OF DEVELOPMENT RIGHTS	6
B. TERRITORIAL RIGHTS OF MASTER FRANCHISEE	6
C. DEVELOPMENT OBLIGATIONS	7
D. EXTENSION OF DEVELOPMENT TERM	8
E. GUARANTEE INDEMNITY	9
3. GUIDANCE AND ASSISTANCE	9
A. INITIAL TRAINING	9
B. CONTINUING TRAINING	10
C. CONTINUING GUIDANCE AND SUPPORT BY FRANCHISOR	10
D. OPERATIONS MANUALS	11
E. FRANCHISOR’S ON-SITE ASSISTANCE	11
F. PRODUCT AND OPERATIONS DEVELOPMENT	12
G. COMPUTER SOFTWARE, HARDWARE AND TECHNOLOGY	12
4. GRANT, SUPPORT AND SUPERVISION OF FRANCHISES	13
A. UNIT FRANCHISE AGREEMENTS	13
B. AREA REPRESENTATIVE RIGHTS	14
C. CORPORATE LOCATIONS	15
D. SYSTEM STANDARDS	15
E. PRODUCTS AND SUPPLIES; INTERNATIONAL VENDOR PROGRAM	15
F. OBLIGATIONS TO FRANCHISEE TO ENSURE AND ENFORCE FRANCHISEE COMPLIANCE WITH SYSTEM STANDARDS	16
G. FAILURE TO MEET OBLIGATIONS	18
5. OTHER OBLIGATIONS OF MASTER FRANCHISEE	19
A. SENIOR EXECUTIVE	19
B. SITE SELECTION, FRANCHISEE SELECTION/RECRUITMENT	19
C. INSURANCE	20
D. RECORDS AND REPORTS	20
E. GOVERNMENTAL APPROVALS	22
F. COMPLIANCE WITH LEGAL REQUIREMENTS AND GOOD BUSINESS PRACTICES	22
G. COMPLIANCE WITH U.S. AND OTHER ANTI-TERRORIST AND RELATED LAWS, REGULATIONS, ETC	23
6. INITIAL AND CONTINUING FEES	24
A. DEVELOPMENT FEE	24
B. INITIAL FRANCHISE FEES, NOTIFICATION OF RECEIPT BY FRANCHISOR AS A CONDITION PRECEDENT TO OPENING OF FRANCHISE	25
C. ROYALTIES	25
D. ADVERTISING FUND CONTRIBUTIONS	26
E. DESIGN FEE	26

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F. TECHNOLOGY FEES	26
G. WITHHOLDING TAXES	26
H. CURRENCY OF PAYMENT	27
I. INTEREST ON LATE PAYMENTS	28
J. STAMP DUTIES	28
K. PROOF OF AMOUNTS DUE	28
7. MARKETING	28
8. EXCLUSIVE RELATIONSHIP	29
9. INDEPENDENT CONTRACTORS/INDEMNIFICATION	30
A. INDEPENDENT CONTRACTORS	30
B. TAXES	30
C. INDEMNIFICATION	30
10. MARKS	31
A. GOODWILL AND OWNERSHIP OF THE MARKS	31
B. LIMITATIONS ON MASTER FRANCHISEE’S USE OF THE MARKS	31
C. NOTIFICATION OF INFRINGEMENT AND CLAIMS	32
D. MODIFY/DISCONTINUANCE OF USE OF MARKS	32
E. REGISTRATIONS; LICENSE AGREEMENTS	32
11. TRANSFER	33
A. BY FRANCHISOR	33
B. BY MASTER FRANCHISEE	33
C. DEATH OR DISABILITY OF MASTER FRANCHISEE	34
D. NO RIGHT TO ENGAGE IN SECURITIES OFFERING	35
E. FRANCHISOR’S RIGHT OF FIRST REFUSAL	35
12. TERMINATION OF AGREEMENT	36
A. BY MASTER FRANCHISEE	36
B. BY FRANCHISOR	36
13. RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION	38
A. MARKS AND DE-IDENTIFICATION	38
B. FRANCHISE AGREEMENTS	39
C. CONTINUING OBLIGATIONS	40
14. NON-COMPETITION AND CONFIDENTIALITY	40
A. CONFIDENTIALITY AND NON-DISCLOSURE	40
B. NON-COMPETITION	41
C. AREA DEVELOPMENT FRANCHISEES/UNIT FRANCHISEES	42
15. ENFORCEMENT	42
A. INFORMAL DISPUTE RESOLUTION	42
B. ARBITRATION	43
C. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS	43
D. WAIVER OF OBLIGATIONS	44
E. RIGHTS OF PARTIES ARE CUMULATIVE	45
F. WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL	45
G. LIMITATION OF CLAIMS	45
H. COSTS AND LEGAL FEES	45
I. GOVERNING LAW/CONSENT TO JURISDICTION	46
J. BINDING EFFECT	46

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K. CONSTRUCTION	46
L. GOVERNING LANGUAGE	46
M. FORCE MAJEURE	47
16. NOTICES, REPORTS, PAYMENTS AND ADDRESS FOR SERVICE	47
17. INDEPENDENT ADVICE	48
18. THIRD PARTY RIGHTS	48

EXHIBIT A — DEVELOPMENT AREA
EXHIBIT B — DEVELOPMENT SCHEDULE
EXHIBIT C — OWNERSHIP INTERESTS
EXHIBIT D — FEE PAYMENTS
EXHIBIT E — MARKS
EXHIBIT F — NON-DISCLOSURE AGREEMENTS
EXHIBIT G — GUARANTEE
EXHIBIT H — INTERNATIONAL VENDOR PROGRAM
EXHIBIT I — FORM OF AFFILIATE ADDENDUM

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PLANET BEACH INTERNATIONAL, L.L.C.
MASTER FRANCHISE AGREEMENT
FOR
TERRITORY
     THIS AGREEMENT (“Agreement”) is made and entered into this       day of                      2008, by and between Planet Beach International, L.L.C. a limited liability company organized under the laws of the State of Louisiana, U.S.A. with its principal place of business at 5161 Taravella Road Marrero, LA 70072, U.S.A. (“Franchisor”), and                                                             , a corporation organized under the laws of                                                              and with its principal place of business at                                                                                                        (“Master Franchisee”).
PREAMBLES
     Franchisor has expended considerable time, effort and money in developing and in obtaining and acquiring knowledge about the conduct of a business for the operation of the PLANET BEACH® business. Franchisor’s business operates under distinctive trademarks, business formats, systems, methods, procedures, designs, layouts, standards and specifications for the maintenance of a common identity and reputation of the PLANET BEACH® business, all of which Franchisor may improve, further develop or otherwise modify from time to time (the “System” as further defined below). Franchisor grants to qualified persons rights to license, develop and operate the System and to franchise other Persons to use the System in defined geographic areas (“master franchises”). Master Franchisee has applied to Franchisor for a master franchise for the Development Area (defined below). Master Franchisee’s application has been approved by Franchisor in reliance upon all representations made by Master Franchisee. Master Franchisee agrees that during the term of this Agreement, it will at all times faithfully, honestly and diligently perform its obligations hereunder and will continuously exert its best efforts to promote and enhance the development and operation of PLANET BEACH® businesses within the Development Area.
     In this Agreement, Planet Beach International, L.L.C. is referred to as “Franchisor,” “PBI,” “us,” “we” or the possessive “our” and the Master Franchisee is referred to as “you”, the “Master Franchisee” or the possessive “your”.
1. CERTAIN DEFINITIONS
     For purposes of this Agreement, the terms listed below have the meanings indicated. Other terms used in this Agreement are defined and construed in the context in which they occur.
     “Affiliate” - any Person that directly or indirectly owns or controls, that is directly or indirectly owned or controlled by, or that is under common ownership or control with another Person.
     “Area Representative Franchise” - business operations licensed by Persons subject to an Area Representative Agreement for the right to develop and operate, as well as recruit Unit

Franchisees to develop and operate Unit Franchises within a specific geographic area within the Development Area.
     “Area Representative Franchisee” - One or more Person(s) that is/are a party to an Area Representative Agreement with Master Franchisee for the right to develop and operate an Area Representative Franchise.
     “Competitive Business” - an enterprise, Person or business that: (a) operates a Similar Business or offers products or services similar to those offered by PLANET BEACH® businesses; or (b) grants or has granted franchises or licenses, or establishes or has established partnerships or joint ventures, for the development and/or operation of an enterprise or business described in the foregoing clause (a).
     “Confidential Information” - any know-how and trade secrets (whether or not judicially recognized as a trade secret), and all other information not generally known, that is or was developed and/or is owned by Franchisor or any of it Affiliates, or their officers, directors, employees, agents, representatives, master franchisees, franchisees and Unit Franchisees, including but not limited to all operating manuals, customer information and other documentation, including those on the subjects of management and administration, field operation, purchasing, marketing and all other information Franchisor or its Affiliates provides to or makes available to Master Franchisee and its Owners, in any form or by any method, for the use in the operation of an PLANET BEACH® business under this Agreement or any Unit Franchise Agreement.
     “Control” – possession (through one or more intermediaries) of the power to direct or cause the direction of, the management or policies of another entity, whether through ownership of voting interest, by contract or otherwise.
     “Controlled Franchisee” - a legal entity that Master Franchisee Controls, or in which Master Franchisee has a Controlling Interest.
     “Controlling Interest” - if a Person is a partnership, corporation or other form of limited liability company, the ownership of twenty percent (20%) or more of the voting interests of such Person will constitute a controlling interest. A trustee of a trust shall be deemed to hold one hundred percent (100%) of the voting interests of the trust and each beneficiary of a trust shall be deemed to hold his proportionate share of the voting interest of the trust or, if such interest is indeterminate, one hundred percent (100%) of the voting interests of the trust.
     “Corporate Location” – a PLANET BEACH® business operated by a Franchisee in which Master Franchisee has Control and at least a 51% equity interest.
     “Country” - the country constituting the Development Area or each country or portion of a country in which a part of the Development Area is situated.

     “Data Protection Laws” - the laws protecting the fundamental rights and freedoms of natural persons and, in particular, their right to privacy with respect to the processing of Personal Data.
     “Development Area” - the geographic area or areas described on Exhibit A to this Agreement.
     “Development Period” - each period of time defined as a Development Period on Exhibit B to this Agreement.
     “Development Rights” - the right and license of the System to operate and grant Franchises for the development and operation of PLANET BEACH® businesses.
     “Development Schedule” - the minimum number of the PLANET BEACH® businesses that must be open and in operation at the end of each Development Period in each of the geographic areas which comprise the Development Area, as set forth on Exhibit B to this Agreement.
     “Development Term” - the term of this Agreement and, once approved, the period during which Master Franchisee is authorized to grant Franchises, which will commence on the Effective Date and will expire, unless terminated sooner in accordance with the terms of this Agreement, on the fifteenth (15th) anniversary of the Effective Date. The Development Term includes any extension or renewal of the Development Term which is exercised in accordance with Section 3.D.
     “Dollars” and “$”- the legal currency of the United States of America.
     “Effective Date” - the date an authorized officer of Franchisor executes this Agreement.
     “Franchise” - the right to develop and operate a PLANET BEACH® business within the Development Area and to use the Marks and the System in the operation thereof.
     “Franchise Agreement” - the revised form of Franchisor’s Unit Franchise Agreement and/or Area Representative Agreement (including all exhibits, ancillary documents and guarantees attached thereto) which has been drafted and amended by counsel in the Country as necessary to comply with legal requirements for the commercial operation of the PLANET BEACH® business in the Development Area and approved by Franchisor pursuant to provisions detailed in Section 5.A and 5.B of this Agreement.
     “Franchisee” – any or all Unit Franchisees and Area Representative Franchisees.
     “Gross Sales” - the total of all sales and revenue derived from the operation of any and all Unit Franchises within the Development Area including, but not limited to, the sale of all goods and services sold at or from the site of a Unit Franchise or elsewhere, or through or by means of the business conducted by a Unit Franchise and the sale of products or services in connection with the placement or servicing by a Unit Franchise, whether in cash or credit transactions, but excluding sales, value added or service taxes actually collected from customers and paid to the appropriate taxing authority and all customer refunds and credits.
     “Legal Requirements” - any and all applicable laws, ordinances, regulations, rules, administrative orders, decrees and policies of any government, governmental agency or department pertaining to the formation and performance of this Agreement, including, but not limited to, the governments of the Country and the United States.
     “Marks” - the trademarks, service marks, logos and other commercial symbols set forth on Exhibit E to this Agreement which Franchisor authorizes Master Franchisee to use and sublicense to Unit Franchisees to identify the Franchise and Products offered by such, including the marks, and associated logos and slogans. Such trademarks, service marks, logos and other commercial symbols are subject to modification and discontinuance and may include additional or substitute trademarks, service marks, logos and commercial symbols as provided in this Agreement.
     “Master Franchise Business” - means all of Master Franchisee’s activities related to soliciting and recruiting new franchisees and facilitating the license, development and operation of PLANET BEACH® businesses in the Development Area pursuant to this Agreement.
     “Master Franchisee Affiliated Unit” - a Unit Franchise owned and operated by an Affiliate of Master Franchisee.
     “Offering Fee” - Franchisor’s reasonable costs and expenses associated with reviewing a proposed offering, including, without limitation, legal and accounting fees and salaries of Franchisor’s personnel and its professional advisors.
     “Operations Manual” - means any confidential operating manuals and other written materials (including materials provided online or through other electronic media) covering the proper operating and marketing techniques of the Master Franchise Business, Unit Franchises and any other PLANET BEACH® business.
     “Owners” - all Persons or entities holding Ownership Interests (defined below) in Master Franchisee and all Persons or entities who have other direct or indirect property rights in Master Franchisee or this Agreement (the Persons or entities who are Owners as of the date of this Agreement are listed on Exhibit C to this Agreement).
     “Ownership Interest” - a direct or indirect, disclosed or undisclosed, legal or beneficial ownership or property right, including, without limitation: (a) in relation to a company, the ownership of shares in the company; (b) in relation to a partnership, the ownership of a general or limited partnership interest; or (c) in relation to a trust, the ownership of the beneficial interest of such trust.

     “Permanent Disability” - any physical, emotional or mental injury, illness or incapacity which would prevent a Person from performing the obligations set forth in this Agreement or in the Guaranty attached hereto as Exhibit G for at least 90 consecutive days and from which condition recovery within 90 days from date of determination is unlikely. Permanent Disability will be determined by a licensed practicing physician selected by Franchisor upon examination of the individual; or if the individual refuses to submit to an examination, then such individual will be automatically deemed permanently disabled as of the date of the refusal for the purposes of this Agreement. The costs of the examination required to determine Permanent Disability will be paid by Franchisor.
     “Person” - an individual (and the heirs, executors, administrators or other legal representatives of an individual), corporation, general or limited liability partnership, limited liability company, trust, association or other business or legal entity.
     “Personal Data” – any information relating to an identified or identifiable natural person; an identifiable person is one who can be identified, directly or indirectly, in particular by reference to an identification number or to one or more factors specific to his or her physical, physiological, mental, economic, cultural or social identity.
     “PLANET BEACH® business” - a business, identified by the Marks and operated in accordance with the System pursuant to a valid Franchise Agreement with Franchisor or Master Franchisee.
     “Products” - all products and services which Franchisor authorizes for sale by Unit Franchises.
     “Proprietary Products” – include all Products identified by the Marks, any private label Products developed by Franchisor or its affiliates and any Products prepared according to Franchisor’s confidential or trade secret formulas.
     “Prospectus” - statutory prospectus (preliminary or final), a private placement memorandum or any similar document that a company may use to convey information about a public offering or private placement of equity or debt securities.
     “Restricted Persons” - (1) Owners who have a direct or indirect Controlling Interest in Master Franchisee; (2) Affiliates of Master Franchisee; and (3) the officers, directors and management personnel of Master Franchisee and its Affiliates.
     “Royalty” or “Royalty Fees” - means the monthly fees payable by you to us based on a percentage of the revenues payable by Unit Franchisees to you under Unit Franchise Agreements, or payable by Corporate Locations or Master Franchise Affiliated Units as provided in Exhibit D, Section 4.2.
     “Securities Offering” - public offering or private placement of any equity or debt securities or any securities convertible into or exchangeable for equity securities by Master Franchisee or, if any of the proceeds of the offering are to be invested in or loaned to Master

Franchisee, or if the Prospectus, and Affiliate or any other person uses in connection with offering mentions Franchisor or describes the relationship between Franchisor and Master Franchisee.
     “Similar Business” - means any enterprise or entity that offers, is otherwise involved in, or deals with any tanning or spa services.
     “System” - means the then-current PLANET BEACH® System, which includes the Marks, System Standards, Operations Manual and other Confidential Information developed and embodying Franchisor’s commercial experience and business processes for the licensing, development and operation of PLANET BEACH® businesses, including the goodwill associated with the System.
     “System Standards” - means the then-current standards, requirements and specifications for the development, construction and operation of PLANET BEACH® businesses, which may include standards relating to design, construction, signage, furniture, fixtures, equipment, use of the Marks, business techniques, methods of operation, procedures, supplies, Confidential Information, quality, service, marketing, advertising, sales promotion programs, training, and insurance, which are contained in the Operations Manual.
     “Unit Franchise” - business operations licensed by Persons subject to a Unit Franchise Agreement with Master Franchisee for the development and operation of an PLANET BEACH® business within the Development Area, including all Franchises operated by Affiliates of Master Franchisee.
     “Unit Franchisee” - one or more Person(s) that is/are party to a Unit Franchise Agreement with Master Franchisee for the development and operation of a Unit Franchise.
     “United States” and “U.S.” - the United States of America.
     “VAT” - Value Added Tax and any similar tax replacing it or adding to it.
2. DEVELOPMENT RIGHTS AND OBLIGATIONS
     A. GRANT OF DEVELOPMENT RIGHTS
          Subject to the terms and conditions of this Agreement, Franchisor hereby grants to Master Franchisee the Development Rights within the Development Area during the Development Term. Master Franchisee may not directly operate Unit Franchises, but may operate PLANET BEACH® businesses through Affiliates. All Unit Franchisees and Area Representative Franchisees, including Master Franchisee’s Affiliates, must execute a Franchise Agreement for each Franchise. The rights granted to Master Franchisee by this Agreement are limited to the Development Area and Master Franchisee agrees that it is not hereby granted any rights to franchise, and that it will not, operate or grant Franchises for PLANET BEACH® businesses outside of the Development Area.

     B. TERRITORIAL RIGHTS OF MASTER FRANCHISEE
          Except as hereinafter provided, and provided that Master Franchisee is in full compliance with this Agreement, Franchisor and its Affiliates will not operate or grant Franchises or Development Rights for PLANET BEACH® businesses within the Development Area during the Development Term. After the termination of this Agreement or expiration of the Development Term, Franchisor and its Affiliates shall have the right to operate and grant Franchises and Development Rights for PLANET BEACH® businesses within the Development Area, subject only to the territorial rights granted to Area Representative Franchisees and/or Unit Franchisees prior to the termination of this Agreement or expiration of the Development Term.
          Franchisor expressly reserves the right: (1) to establish or operate, and license others to establish or operate, PLANET BEACH® businesses, at any location outside the Development Area, notwithstanding the proximity of said business to your Development Area; (2) outside the Development Area, to market, sell, or distribute, or to license or contract with others to market, sell or distribute, any products or services of any kind, including products or services similar to those offered by the PLANET BEACH® businesses, to any person, organization, or public or private entity, using the Marks or other trade-marks, through alternative channels of distribution, including through Franchisor’s website, catalogues and direct mail solicitations; (3) within the Development Area, to develop and operate, directly or indirectly, other businesses offering products of services, similar to the products or services offered by the PLANET BEACH® business, but under different marks; (4) within and outside the Development Area, to advertise and promote the PLANET BEACH® business, System and Marks wherever Franchisor deems appropriate; and (5) outside the Development Area, to offer, sell, and provide and to grant other Persons the right to offer, sell and provide any products and service of any kind under the Marks or other trademarks; and (6) within or outside the Development Area to develop and establish other businesses and systems using the trademarks and service marks other than the Marks for any products and services.
     C. DEVELOPMENT OBLIGATIONS
          1. Immediately following the Effective Date of this Agreement, Master Franchisee shall (a) engage counsel in the country to prepare the Franchise Agreement in accordance with Section 5.A; (b) cause an Affiliate to enter into a Unit Franchise Agreement and open a Corporate Location within one year of the Effective Date of this Agreement; (c) commence a franchise sales, marketing and development program for the Development Area; and (d) cause Franchisees to have open and in operation within the Development Area the number of Unit Franchises agreed upon in the manner and within each of the “Development Periods” specified in the Development Schedule. Master Franchisee acknowledges and recognizes that the Development Periods and Development Schedule within the Development Area are fair and reasonable for the development of Unit Franchises in the Development Area and are an accurate reflection of market demand without over saturation of Franchisor proprietary services offered under the System.
          2. Master Franchisee shall not enter into a Franchise Agreement with any third-party Franchisee until (i) a proper form of the Unit Franchise Agreement and/or Area Representative Agreement has been drafted by counsel of the Country pursuant to the terms of

Section 5.A and 5.B of this Agreement; and (ii) at least one Corporate Location is open and operating pursuant to a Unit Franchise Agreement and System Standards. At all times throughout the Development Term, Master Franchisee shall have open and in operation at least one Corporate Location.
          3. The sale of any Unit Franchises in excess of the minimum number required in any time period shall be credited to the subsequent time period.
          4. Master Franchisee may request an extension of any Development Period in which Master Franchisee is required to have PLANET BEACH® businesses open and in operation. If granted, each extension will be for an additional sixty (60) days beginning on the expiration of the applicable Development Period, including any previous extensions. No more than three (3) extensions of any Development Period will be permitted during the Development Term. No extension of any Development Period shall, however, affect the duration of the Development Term, the development obligations and time of any subsequent Development Period or any of Master Franchisee’s other obligations under this Agreement. To obtain the extension, Master Franchisee must notify Franchisor in writing at least thirty (30) days prior to the expiration of the applicable Development Period, provide a detailed explanation for the delay and request Franchisor to consider granting Master Franchisee an extension. Franchisor has no obligation to grant any extension. If Franchisor elects to grant the extension, Franchisor may require Master Franchisee to pay an extension fee of $7,500.
          5. If Master Franchisee is unable to meet the Development Schedule solely as the result of Force Majeure (as defined in Section 16.M), the Development Periods shall be extended by the amount of time during which Force Majeure shall exist, provided that if any such Force Majeure shall continue for a period in excess of six (6) months, Franchisor may terminate or rescind this Agreement in accordance with Section 16.M.
     D. EXTENSION OF DEVELOPMENT TERM
          1. Upon expiration of the initial Development Term, if Master Franchisee has substantially complied with all of the terms of this Agreement during the Development Term, and any subsequent terms, including, without limitation, the Development Schedule, subject to the terms of this Section 3.D, Master Franchisee shall have the option to extend this Agreement for two (2) additional terms of ten (10) years each provided that:
               (a) Master Franchisee shall give Franchisor written notice of its request for an extension of the Development Term not less than six (6) months and not more than eighteen (18) months prior to the expiration of the Development Term.
               (b) Master Franchisee agrees to further develop PLANET BEACH® businesses in the Development Area in accordance with a development schedule to be mutually established by the parties;
               (c) Master Franchisee is not in default of this Agreement and any other agreement between Master Franchisee and Franchisor;

               (d) Master Franchisee is current with respect to all monetary obligations, including amounts owing to Franchisor and its Affiliates;
               (e) Master Franchisee must enter into a new master franchise agreement which may contain terms and conditions materially different from this Agreement, but consistent with Franchisor’s then-current commercial policies; provided, however, that Master Franchisee will pay a renewal fee of Fifty Thousand Dollars (US$50,000.00) to Franchisor upon execution of the new master franchise agreement for the renewal rights in place of the Development Fee.
               (f) Master Franchisee and each Owner must, execute and deliver to Franchisor a general release (in a form prescribed by Franchisor) of all claims against Franchisor and its Affiliates, and each of their respective officers, directors, shareholders, partners, agents, representatives, independent contractors, servants and employees in their corporate and individual capacities, including claims arising under this Agreement and under any applicable law, rules or regulations; and
               (g) Master Franchisee and any of its managers must be in compliance with Franchisor’s then-current qualification and training requirements.
          2. If Master Franchisee fails to satisfy the conditions set forth in this Section 3.D, Master Franchisee’s Development Rights and all other rights granted under this Agreement shall be deemed to have expired and Franchisor shall have the right to operate and grant Franchises and Development Rights for the PLANET BEACH® business in the Development Area, subject only to territorial rights previously granted to Area Representative Franchisees and/or Unit Franchisees. In such a case NO compensation of any kind shall be due to Master Franchisee, and Master Franchisee agrees to transfer to Franchisor all records and files relevant to the operations of the PLANET BEACH® business and all Area Representative Franchisees and/or Unit Franchises in the Development Area, and all files, in paper, disc and electronic form as requested by Franchisor, within 10 days of the expiration of this Agreement and Master Franchisee shall ensure that all such records and files can be transferred to Franchisor in accordance with applicable Data Protection Laws.
     E. GUARANTEE INDEMNITY
          It is a condition precedent of this Agreement that each Owner specified by Franchisor (each a “Guarantor”) enters into the Guarantee and Indemnity at Exhibit G to guarantee the performance of Master Franchisee obligations under this Agreement.
3. GUIDANCE AND ASSISTANCE
     A. INITIAL TRAINING
          Within six (6) months of the Effective Date of this Agreement, and at least thirty (30) days prior to the opening of Master Franchisee’s first Corporate Store, Franchisor will provide initial training and Senior Executive (defined in Section 6.A) and all of its appropriate personnel, as designated by Franchisor, must, at Master Franchisee’s expense, comply with all of the initial training requirements prescribed by Franchisor which may include the training programs defined below.
          1. Master Franchisee/Senior Executive Training.
               (a) Master Franchising Initial Training. Master Franchisee must successfully attend and participate in the Master Franchising Initial Training program which is currently a five (5) day program. This program will be conducted at the Franchisor’s corporate headquarters in Marrero, Louisiana.
               (b) Planet Beach University Online Certification Program. Master Franchisee must successfully complete the Planet Beach University Online, an online training program, prior to attending Franchisee School and/or any other training programs.
               (c) Franchisee School. Master Franchisee must attend Franchisee School which is currently a six (6) day program. In its sole discretion Franchisor may lengthen the duration of Franchisee School by one or more consecutive days.
               (d) Onsite Grand Opening Training. Master Franchisee must successfully attend and participate in the Grant Opening Training Program. This consecutive five (10) day program will be conducted at the Master Franchisee’s first corporate store.
          2. Master Franchisee agrees to be responsible for all travel, living expenses and compensation for its employees/managers who attend all such initial training programs. Franchisor will not charge Master Franchisee any additional tuition-based training fee for any training required, unless otherwise provided in this Agreement. Additional representatives of Master Franchisee may also attend such initial training program if desired by Master Franchisee, without tuition, however, Master Franchisee will be responsible to assume all other expenses as set forth in the preceding sentence.
     B. CONTINUING TRAINING
          Franchisor has the right to require Master Franchisee to attend, but is not obligated to provide, additional training at Franchisor’s corporate headquarters, or at such other location specified by Franchisor, consisting of (i) two (2) additional training programs during the first year of this Agreement and (ii) one (1) program for each year of the Development Term thereafter. The additional training programs shall not exceed five (5) days of training for approximately eight (8) hours each day. Master Franchisee will not be required to pay any tuition fees for the additional training programs; provided that Master Franchisee shall be responsible for all travel and living expenses incurred by its representatives in connection with their attendance at such training programs. Master Franchisee will be assigned a direct point of contact. Master Franchisee will have weekly scheduled calls with key executives of Franchisor from the date of the Signature Date until the Master Franchisee’s flagship Planet Beach location opens. Upon opening of the flagship location there will be monthly scheduled calls with Planet Beach International, LLC staff.
     C. CONTINUING GUIDANCE AND SUPPORT BY FRANCHISOR
          Franchisor may provide, if it deems necessary in its sole discretion, ongoing advice and guidance to Master Franchisee concerning the development, operation and franchising of the PLANET BEACH® business. In connection with such assistance, Franchisor may furnish written and other materials and various of its personnel to communicate the System to Master Franchisee. Franchisor personnel shall be available for periodic consultation with personnel of Master Franchisee by telephone, email, facsimile transmission and correspondence. Upon Master Franchisee’s reasonable request, Franchisor, if it deems it necessary in its sole discretion, may send personnel to the Development Area for further consultation and advice at Master Franchisee’s sole cost and expense.
     D. OPERATIONS MANUALS
          Franchisor shall loan to Master Franchisee or provide access to a copy of its Operations Manual for the development and operation of the PLANET BEACH® business used in the United States (or, at the option of Franchisor, a country with a language or culture that is the same as or similar to the language or culture of the Development Area). Master Franchisee may from time to time submit for review and approval by Franchisor any modifications to the System and System Standards that Master Franchisee believes to be necessary to comply with the legal requirements of the Development Area or for the commercial success of the PLANET BEACH® business operated in the Development Area. Franchisor agrees to consider such proposed modifications in good faith and to notify Master Franchisee in writing of Franchisor’s acceptance or rejection of such modifications, specifying the reasons for any rejections. Modifications to the System and System Standards shall be reflected in the Operations Manuals for the Development Area. If necessary, Master Franchisee shall cause the Operations Manual to be translated into the principal commercial language of the Development Area at a time to be determined or approved by Franchisor. The cost of such translation shall be borne by the Master Franchisee. Master Franchisee acknowledges that the Operations Manual, the copyright therein, and any translations thereof, shall be the property of Franchisor and agrees to assign any copyright interest it may otherwise have to Franchisor. Prior to having any persons (whether employees or independent parties) translate any materials, Master Licensee must enter into a binding written agreement with such persons sufficient to transfer to Franchisor (either directly or through Master Franchisee) all intellectual property rights in or to such translations, to waive any moral rights that such person may have in or to such translations, and to maintain the confidentiality of the Operations Manual and its translation. Any translation of the Operations Manual shall be subject to the confidentiality and other provisions of this Agreement applicable to the Operations Manual. Except for providing access to one (1) copy of the Operations Manual to each Unit Franchisee and Area Representative Franchisee, Master Franchisee agrees that it will not copy or disclose any part of the Operations Manual to any Person other than its employees who have a need to know the contents of the Operations Manual.

     E. FRANCHISOR’S ON-SITE ASSISTANCE
          Assistance in Opening Prototype Facility. Franchisor may, if it deems it necessary, at its own reasonable costs and sole discretion of time and timeframe, provide on-site advice, guidance and support in connection with the opening and initial operations of Master Franchisee’s first Corporate Location referred to in Section 3.A of this Agreement.
     F. PRODUCT AND OPERATIONS DEVELOPMENT
          1. New Products. Master Franchisee will authorize Unit Franchisees to sell new Products and advise Area Representative Franchisees and Unit Franchisees of modifications or additions to operating procedures for the development and operation of the PLANET BEACH® business that Franchisor develops and designates for use by the PLANET BEACH® business franchisees. If Franchisor in its sole discretion deems it necessary, Franchisor will provide training to Master Franchisee concerning such new Products and operating procedures at times and places designated by Franchisor.
          2. Innovations. Master Franchisee agrees to disclose to Franchisor all ideas, concepts, methods, techniques, products and services relating to the development and operation of the PLANET BEACH® business conceived or developed by Master Franchisee and its Affiliates, Area Representative Franchisees and Unit Franchisees. In order that Master Franchisee, Franchisor and all of its other franchisees may all benefit from the free interchange of ideas Master Franchisee agrees to grant, and to ensure that its Affiliates, Area Representative Franchisees, and Unit Franchisees grant to the Franchisor, its Affiliates and other network members: (a) a royalty free license to use any non-patentable improvements in the System; and (b) a non-exclusive license at an agreed fair price of all rights in any improvement in the System which is capable of being patented and that are created by Master Franchisee, its Affiliates, Area Representative Franchisees or Unit Franchisees.
     G. COMPUTER SOFTWARE, HARDWARE AND TECHNOLOGY
          1. Computer System. Master Franchisee must purchase and use any computer system that Franchisor or its Affiliates develops or selects for the Business, including all future updates, supplements and modifications (the “Computer System”). In the future, the computer software package developed for use in PLANET BEACH® businesses may include proprietary software. Master Franchisee may be required to license the proprietary software from Franchisor, an Affiliate or a third party and also may be required to pay a software licensing or user fee in connection with their use of the proprietary software. All right, title and interest in the software will remain with the licensor of the software. The computer hardware component (including the security system) of the Computer System must conform to specifications Franchisor develops. Franchisor reserves the right to designate a single source from whom the Computer System must be purchased. Master Franchisee acknowledges and agrees that Franchisor will have full and complete access to information and data entered and produced by the Computer System.

          2. Participation in Internet Web Sites or Other Online Communications. Master Franchisee must, at its expense, participate in Franchisor’s PLANET BEACH® web site, any intranet or extranet system Franchisor may develop or other online communications as Franchisor may require. Franchisor has the right to determine the content and use of the PLANET BEACH® web site and any intranet or extranet system Franchisor may develop and will itself and may not allow its Franchisees to establish the rules under which licensees may or must participate. Master Franchisee may not separately register any domain name or operate a separate web site containing any of the Marks without Franchisor’s prior written consent. Franchisor retains all rights relating to its web site and any intranet or extranet system it may develop and may alter or terminate the web site, intranet or extranet system. Master Franchisee’s general conduct on the web site, intranet and extranet system or other online communications and, specifically, Master Franchisee’s use of the Marks or any advertising is subject to the provisions of this Agreement. Master Franchisee acknowledges that certain information related to its participation in the web site, intranet or extranet system may be considered Confidential Information, including access codes and identification codes. Master Franchisee’s right to participate in the web site, intranet and extranet system, or otherwise use the Marks or System on the internet or other online communications, will terminate when this Agreement expires or terminates.
          3. Franchisee Use of Technology. Master Franchisee must ensure that each Unit Franchisee and Area Representative Franchisee uses the Computer System and participates in the internet websites or other online communications and is bound by obligations equivalent to those that apply to Master Franchisee in Section 4.G.1 and 4.G.2.
4. GRANT, SUPPORT AND SUPERVISION OF FRANCHISES
     A. UNIT FRANCHISE AGREEMENTS
          Within (30) days after execution of this Agreement, Franchisor shall furnish to Master Franchisee its then-current version of its unit franchise agreement or form of subfranchise agreement. Within thirty (30) days of Master Franchisee’s receipt of Franchisor’s unit franchise agreement or subfranchise agreement, Master Franchisee shall engage, in writing, counsel from the Country for the purpose of updating and revising Franchisor’s unit franchise agreement (including all exhibits, ancillary documents and guarantees attached thereto) to be in total compliance with the laws and other legal requirements of the Development Area. Master Franchisee must obtain Franchisor’s written approval of the Unit Franchise Agreement and may not at any time grant any franchise except pursuant to a Franchise Agreement in a form approved by Franchisor. The Unit Franchise Agreement shall include a provision for the novation of the obligations and rights of the Master Franchisee to the Franchisor in the event of the termination of this Agreement or expiration of the Development Term, such novation to be exercised at Franchisor’s sole discretion and such other provisions as Franchisor determines necessary or desirable to protect its interests and the interest of the PLANET BEACH® System. Similarly, Franchisor shall have the option, exercisable in its sole discretion, to be a named a party to the Unit Franchise Agreement or a third-party beneficiary to the Unit Franchise Agreement.

          Master Franchisee shall submit, in English, for Franchisor’s review, both a black-lined and a clean copy of the Unit Franchise Agreement which complies with the laws of Development Area at least fifteen (15) days before the opening of its first Corporate Location as described in Section 2.C of this Agreement. Franchisor shall not be liable to any party under any provision of the revised Unit Franchise Agreement (including all exhibits, ancillary documents and guarantees attached thereto) that is used by Master Franchisee in the Development Area, except as otherwise provided in this Agreement. Master Franchisee assumes all costs and responsibility for engaging counsel in the Country in the time and manner expressed in this Section, and agrees to indemnify Franchisor for any default under this Section.
          From time to time, Master Franchisee shall also submit, in English, for Franchisor’s review and approval any modifications to such Franchise Agreement that Master Franchisee believes to be necessary to comply with legal requirements or for the commercial operations of the PLANET BEACH® business in the Development Area. Master Franchisee does hereby assign to Franchisor any copyright ownership interest Master Franchisee may acquire in the future to the Unit Franchise Agreement or any modifications thereto, as well as any copyright ownership interest Master Franchisee may acquire in the future in any translation(s) of the Unit Franchise Agreement. Franchisor does hereby grant to Master Franchisee a non-exclusive license to use the Unit Franchise Agreement developed pursuant to this Section 5.A during the term of this Agreement.
     B. AREA REPRESENTATIVE RIGHTS
          In the event that Master Franchisee decides to grant area representative rights within the Development Area, Franchisor will supply Master Franchisee with a copy of its then-current area representative agreement upon Master Franchisee’s written request. Within thirty (30) days of Master Franchisee’s receipt of Franchisor’s area representative agreement for the United States, Master Franchisee shall engage, in writing, counsel from the Country for the purpose of updating and revising Franchisor’s area representative agreement (including all exhibits, ancillary documents and guarantees attached thereto) to be in total compliance with the laws and other legal requirements of the Development Area. Master Franchisee must obtain Franchisor’s written approval of the revised Area Representative Agreement and may not at any time grant any area representative rights except pursuant to an Area Representative Agreement in a form approved by Franchisor. The Area Representative Agreement shall include provision for the novation of the obligations and rights of Master Franchisee to the Franchisor in the event of the termination of this Agreement or expiration of the Development Term, such novation to exercised in Franchisor’s sole discretion, and such other provisions as Franchisor determines necessary or desirable to protect its interests and the interests of the PLANET BEACH® System. Similarly, Franchisor shall have the option, exercisable in its sole discretion, to be a party to the Area Representative Agreement or named third-party beneficiary to the Area Representative Agreement.
          Master Franchisee shall submit, in English, for Franchisor’s review, both a black-lined and a clean copy of the Area Representative Agreement which complies with the laws of Development Area at least fifteen (15) days before granting Area Representative rights. Franchisor shall not be liable to any party under any provision of the revised Area Representative

Agreement (including all exhibits, ancillary documents and guarantees attached thereto) that is used by Master Franchisee in the Development Area, except as otherwise provided in this Agreement. Master Franchisee assumes all costs and responsibility for engaging counsel in the Country in the time and manner expressed in this Section, and agrees to indemnify Franchisor for any default under this Section.
          From time to time, Master Franchisee shall also submit, in English, for Franchisor’s review and approval any modifications to such franchise agreement that Master Franchisee believes to be necessary to comply with legal requirements or for the commercial operations of the PLANET BEACH® business in the Development Area. Master Franchisee does hereby assign to Franchisor any copyright ownership interest Master Franchisee may acquire in the future to the Area Representative Agreement or any modifications thereto, as well as any copyright ownership interest Master Franchisee may acquire in the future in any translation(s) of the Area Representative Agreement. Franchisor does hereby grant to Master Franchisee a non-exclusive license to use the Area Representative Agreement developed pursuant to this Section 5.B during the term of this Agreement.
     C. CORPORATE LOCATIONS
          Any PLANET BEACH® business Master Franchisee develops for its own account must be developed and operated through an Affiliate, joint venture (in corporate or other form) or partnership with one or more individuals or entities (a “Master Franchise Affiliated Unit”). In addition, the rights of such affiliates, joint ventures and partnerships to use the System and the Marks in the development and operation of PLANET BEACH® businesses must be: (1) granted pursuant to Franchise Agreements which must include the Corporate Location Addendum attached hereto as Exhibit I; and (2) subject to all terms and conditions of this Agreement.
     D. SYSTEM STANDARDS
          Master Franchisee acknowledges and agrees that the development and operation of the Master Franchise Business PLANET BEACH® businesses in accordance with System Standards is the essence of this Agreement and is essential to preserve the goodwill of the Marks related to the PLANET BEACH® business. Therefore, Master Franchisee agrees that in order to maintain the identity and reputation of the PLANET BEACH® System and to maintain the uniformly high standards amongst franchisees carrying on business under the Marks in accordance with System Standards and to protect Franchisor, Master Franchisee and the network of franchisees carrying on the PLANET BEACH® business the goodwill and the demand for the Products sold, supplied or provided in the PLANET BEACH® business under the Marks, the Master Franchisee will, at all times during the term of this Agreement comply with, and cause Area Representative Franchisees and Unit Franchisees to develop, maintain and operate in compliance with, each and every System Standard, as periodically modified and supplemented by Franchisor in its discretion during the term of this Agreement. Master Franchisee hereby agrees that System Standards prescribed from time to time in the Operations Manual, or otherwise communicated to Master Franchisee, Area Representative Franchisees and Unit Franchisees in writing, constitute provisions of this Agreement and Franchise Agreements. All references to this Agreement and Franchise Agreements shall include all System Standards as periodically modified.
     E. PRODUCTS AND SUPPLIES; INTERNATIONAL VENDOR PROGRAM
          1. Authorized Products and Services. Master Franchisee must require its subfranchisees to offer from their respective PLANET BEACH® businesses, only those services and products that Franchisor has approved in writing. Franchisor has the right to revise the list of approved products and services from time to time based upon Franchisor’s evaluation of various factors, which may include customer demand, geographic location, technological developments, and other market or economic factors.
          2. Approved Supplies and Suppliers. Franchisor will furnish Master Franchisee with lists of approved supplies or approved suppliers from time to time. Master Franchisee must ensure that its subfranchisees use only approved equipment, products, fixtures, signs, marketing materials, trademarks items and other items (collectively “approved supplies”) in the PLANET BEACH® businesses. Approved supplies will include Proprietary Products and non-proprietary products. Franchisor has the right to approve the manufacturer of approved supplies. Master Franchisee acknowledges and agrees that certain approved supplies may only be available from one source, and Franchisor or its affiliates may be that source. ALTHOUGH APPROVED BY FRANCHISOR, FRANCHISOR AND ITS AFFILIATES MAKE NO WARRANTY AND EXPRESSLY DISCLAIM ALL WARRANTIES, INCLUDING WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO PRODUCTS, EQUIPMENT (INCLUDING WITHOUT LIMITATION ANY REQUIRED COMPUTER SYSTEMS), SUPPLIES, FIXTURES, FURNISHINGS OR OTHER APPROVED ITEMS.
          3. International Vendor Program. Master Franchisee and Franchisor agree to split rebates provided by vendors of approved supplies and any product or service used in the operation of the PLANET BEACH® business in the Development Area in accordance with the terms of Franchisor’s International Vendor Program which is attached hereto as Exhibit H and may be modified by Franchisor from time to time.
          4. Distribution by Master Franchisee. Master Franchisee understands and acknowledges that nothing in this Agreement or in the International Vendor Program grants Master Franchisee any rights to manufacture or distribute any approved supplies. Master Franchisee or its Affiliates may distribute non-proprietary products to its subfranchisees provided Master Franchisee and its Affiliates comply with all applicable legal requirements. Master Franchisee may only manufacture or distribute Proprietary Products if manufacturing or distribution rights are granted by Franchisor or its Affiliates pursuant to a separate agreement negotiated between the parties and provided that provided that Master Franchisee can comply with all legal requirements and can meet Franchisor’s quality and other requirements.

     F. OBLIGATIONS TO FRANCHISEE TO ENSURE AND ENFORCE FRANCHISEE COMPLIANCE WITH SYSTEM STANDARDS
          To ensure that the System Standards as set forth more fully in the preceding paragraph are met, Master Franchisee agrees to undertake the following obligations:
          1. Training. Master Franchisee is responsible for training its employees and all Unit Franchisees and Area Representative Franchisees. Master Franchisee shall designate a Person who is fluent in English to serve as Master Franchisee’s certified trainer/manager in the Development Area. Such Person shall be obligated to have successfully completed all phases of training provided by Franchisor in order to become certified to train others in the Development Area. Prior to the effectiveness of any Franchise Agreement, Master Franchisee shall ensure that at least one representative of that PLANET BEACH® business has successfully completed all phases of training provided by Master Franchisee. Master Franchisee must also provide new Unit Franchisees with five (5) days of on-site training within the first two (2) weeks that that Unit Franchisee’s PLANET BEACH® business is opened. Master Franchisee must also perform a three (3) day on-site follow-up training session within the third month of a PLANET BEACH® business’s operation.
          2. Enforcing Franchisee Compliance. Franchisor has created and developed special procedures, standards and methods for operating and maintaining the PLANET BEACH® businesses, which System Standards are incorporated in Franchisor’s confidential Operations Manual, as it may be amended from time to time or otherwise in writing. Master Franchisee shall ensure that each PLANET BEACH® business within the Development Area is developed and operated solely in accordance with Franchisor’s requirements and specifications as set forth in the Operations Manual including through inspections and secret shoppers as required by Franchisor policies and procedures, which may be changed from time to time. In each instance, Master Franchisee shall ensure that each PLANET BEACH® business does not engage in deceptive, misleading or unethical practices or conduct that may have a negative impact on the reputation and goodwill of Franchisor, Franchisees or the System.
          3. Supervision. Master Franchisee, or its duly authorized representative, must provide supervision to all Franchisees within the Development Area. Such supervision shall include, but not be limited to, on-site supervision during the period of time prior to the opening of each Franchise; general assistance, advice and consultation to Franchisees with regard to entering into negotiations and agreements within the Development Area for Franchisee services; review of proposed leases and contracts; consultation and assistance with regard to grand opening of each Franchise; providing supplemental training and assistance of all material aspects of the operation of a PLANET BEACH® business, as needed, in accordance with Franchisor’s requirements; periodic and regular telephone calls or visits to monitor operations of the Franchisees, continuous advisory services to Franchisees, ongoing training and updates for all Franchisees within the Development Area. Master Franchisee agrees to perform such duties pursuant to Franchisor’s requirements herein described and in accordance with the System, the Operations Manual or otherwise in writing, all of which may be changed from time to time by Franchisor.

          4. Advisement. Master Franchisee must advise all Franchisees within the Development Area of problems arising out of the operation of any PLANET BEACH® business as disclosed by periodic reports submitted to Master Franchisee or Franchisor by a Franchisee, or by inspections conducted by Master Franchisee or Franchisor of the Franchisees within the Development Area. Master Franchisee must provide each PLANET BEACH® business within the Development Area with such assistance in connection with the operation of such PLANET BEACH® business as is reasonably determined to be necessary by Franchisor. Operational assistance may consist of advice and guidance with respect to: (i) proper utilization of procedures developed for a PLANET BEACH® business with respect to operations and management, recruitment of personnel, advertising and promotion, compliance with regulations and related activities as approved by Franchisor; (ii) additional services authorized for Franchisees within the Development Area; (iii) purchase of equipment, furniture, fixtures, products, inventory, materials, and supplies; (iv) the institution of proper administrative bookkeeping, accounting, inventory control, supervisory and general operating procedures for the effective operation of a PLANET BEACH® business; (v) advertising and promotional programs; (vi) marketing and negotiating technique to be employed when dealing with prospective customers, clients and vendors; and (vii) maintenance of the PLANET BEACH® business premises.
          5. Regional Seminars. Not less than once every 12 months, Master Franchisee will arrange for and conduct regional seminars within the Development Area for all Franchisees within the Development Area. Such seminars shall include training and general advisory assistance for the PLANET BEACH® business within the Development Area and Master Franchisee shall notify Franchisor in writing at least four (4) weeks prior to conducting such regional seminars.
          6. Franchisee Reports. Master Franchisee must make contact with all Franchisees within the Development Area for the purpose of consultation, assistance and guidance of Franchisees and managers of each PLANET BEACH® business, and Master Franchisee or its representatives will prepare, for benefit of both Master Franchisee and Franchisor, written reports regarding these regular contacts outlining any suggested changes or improvement in the operations of the PLANET BEACH® business and detailing any defaults in such operations which become evident as a result of any such contact, and a copy of each such written report must be provided to both the Franchisee or its manager and Franchisor.
          7. Franchisee Reviews. Not less than once every three (3) months, Master Franchisee must conduct management and financial reviews with each PLANET BEACH® business in the Development Area. As a part of these reviews an evaluation form, which form will be mutually approved by Franchisor and Master Franchisee, will be completed by each Franchisee to determine if Master Franchisee is satisfactorily performing its duties and obligations under the Development Terms of this Agreement. Master Franchisee will remit the management and financial review form, together with the Master Franchisee evaluation forms to Franchisor within 10 days after its receipt of such reviews.
          8. Franchisee Advertising Standards. Master Franchisee shall establish and revise, as necessary, standards, specifications and programs for local advertising, marketing and promotion to be conducted by Franchisees in their respective trading areas, including: (i) required level of local marketing expenditures; (ii) type of promotional and advertising activity; and (iii) a schedule for such activities. Master Franchisee agrees that each franchised location must produce a local Ms. Planet Beach promotion annually and send a representative to compete for the applicable regional Ms. Planet Beach competition. At the Master Franchisee’s cost, the winners of the regional Ms. Planet Beach competitions will be sent to the Ms. Planet Beach International competition held annually at the Planet Beach convention to compete for the Ms. Planet Beach International Title.
     G. FAILURE TO MEET OBLIGATIONS
          In the event Master Franchisee fails to perform any of these duties or any other obligations pursuant to this Agreement, Franchisor has the right, but not the obligation, to perform said duties or obligations. Master Franchisee hereby agrees to pay Franchisor the sum of $100.00US per day for each representative of Franchisor for its services in connection therewith together with any expenses incurred by Franchisor in so performing, including travel, meals and lodging expenses. In the event Franchisor performs duties for the Master Franchisee, the Master Franchisee shall also remit a higher portion of any royalty payments or other payments owed to Franchisor in an amount 20% greater than the amount agreed upon in Section 7.C.
5. OTHER OBLIGATIONS OF MASTER FRANCHISEE
     A. SENIOR EXECUTIVE
          Concurrently with the execution of this Agreement, Master Franchisee agrees to designate an individual, who shall be a managing partner, shareholder or senior manager of Master Franchisee, to act as the “Senior Executive” of Master Franchisee. Master Franchisee agrees to notify Franchisor fifteen (15) days in advance of the desired appointment and qualifications of the proposed Senior Executive. Franchisor reserves the right to disapprove of any such appointment; in which case, Master Franchisee shall not appoint that particular individual. The Senior Executive shall exert his full-time efforts to the franchising, development and operation of the Master Franchise Business and shall not engage in any other business or other activity, directly or indirectly, that requires any significant management responsibility or time commitments or that may otherwise conflict with Master Franchisee’s obligations hereunder. The Senior Executive shall attend and complete to Franchisor’s satisfaction such training programs as Franchisor shall prescribe (which may be conducted in whole or in part at one or more of the offices of Franchisor in the United States). If the relationship of the Senior Executive with Master Franchisee terminates, or if the proposed Senior Executive fails to satisfactorily complete such training programs, Master Franchisee agrees to promptly designate a replacement Senior Executive, who shall satisfactorily complete such training programs. The Senior Executive must speak, read and write the English language fluently. Master Franchisee acknowledges that its success is not dependent on the approval or disapproval of any particular Senior Executive.
     B. SITE SELECTION, FRANCHISEE SELECTION/RECRUITMENT
          Master Franchisee shall be solely responsible for identifying and selecting any prospective Franchisee for the timely execution of the Franchise Agreement. Master Franchisee will cause all sales efforts made by it or under its direction to be courteous and dignified, and in a professional, ethical and responsible manner and in accordance with all applicable Legal Requirements. Master Franchisee shall deliver an original executed copy of each Franchise Agreement to Franchisor within 14 calendar days of its execution. At its own expense, Master Franchisee shall cause the Franchise Agreement to be prepared and effectively signed by each Franchisee in English, unless otherwise permitted by Franchisor, and shall take all steps necessary to cause each Franchisee to comply with the in-term and post-term provisions of the Franchise Agreement. A Franchisee shall have 180 days to submit a proposed territory within the Development Area to Master Franchisee. Master Franchisee shall ensure that the business site conforms to local ordinances and building codes, guide Franchisee in obtaining permits, constructing and decorating the premises and purchasing or leasing equipment, signs, fixtures and supplies. Franchisor does not provide assistance with the business site nor approve such site.
          As set forth more fully in Section 8, Master Franchisee agrees to create and develop local advertising and promotional programs for the purpose of recruiting prospective franchisees within the Development Area and agrees to implement the use of such advertising and promotional programs immediately. The advertising and promotional programs shall be submitted to Franchisor approval prior to the beginning of such program. For the first three (3) years of this Agreement, Master Franchisee agrees to expend not less than Twenty Thousand Dollars ($20,000.00US) per year on advertising and promotional programs for the purpose of recruiting new franchises. If, at the end of the three (3) year period, Master Franchisee is in compliance with its Development Schedule, this requirement will be waived for each Development Period during which Master Franchisee is in compliance with the Development Schedule provided that Master Franchisee shall continue use its best efforts to recruit prospective franchisees during any period such minimum expenditure is waived.
     C. INSURANCE
          Master Franchisee must maintain all insurance be required by law in connection with its business as the Master Franchisee, and must further maintain comprehensive general liability coverage. In the event that Master Franchisee owns and operates any PLANET BEACH® business , Master Franchisee must maintain all insurance required under the applicable Franchise Agreements.
          In connection with all areas of liability coverage, Master Franchisee must submit as proof of such insurance a fully paid insurance policy naming Franchisor and any other parties designated by Franchisor as additional insured parties, to Franchisor for Franchisor’s prior approval before commencing the business contemplated hereunder. Any proposed changes in the insurance policies must be submitted to Franchisor for its prior approval. Master Franchisee must furnish to Franchisor a copy of the then prevailing insurance policies with assurances that the specified insurance is in full force and effect; that the insurance covers Master Franchisee, Franchisor and other designated parties as their respective interest may appear, and that said insurance policies will not be cancelled or modified by the insurer without written notice to Franchisor at least thirty (30) days prior to the proposed cancellation or modification including, but not limited to, products liability, property damage, personal injury, owned and non-owned automobile and contractual liability, with a combined single limit of at least $3,000,000US or such larger amount as Franchisor may reasonably require. It is acknowledged by the parties that Master Franchisee will obtain insurance denominated in United States Dollars. The Master Franchisee must review the insurance policy on an annual basis and ensure that it adjusted as necessary to maintain a cover valued at the aforementioned $3,000,000US (or such larger amount as the Franchisor reasonably required).
     D. RECORDS AND REPORTS
          Master Franchisee agrees to maintain and preserve at its Owner office, full, complete and accurate records and reports pertaining to the development and operation of Area Representative Franchisees, Unit Franchises and the performance by Master Franchisee of its obligations under this Agreement, including, but not limited to, records and information relating to: franchisee applications, site reports, inspection and supervisory reports relating to the operation of Area Representative Franchises, Unit Franchisees, copies of Franchise Agreements for each PLANET BEACH® business, records reflecting the financial condition and performance of Master Franchisee, Area Representative Franchisees and Unit Franchisees, records of the receipts and expenditures of the National Marketing Fund (defined below) and such other records and reports as periodically may be prescribed by Franchisor. Franchisor and/or its agents shall have the right to inspect, audit and make copies or extracts of such records and reports and Master Franchisee agrees to fully cooperate with any such inspection or audit during regular business hours. Franchisor will give Master Franchisee ten (10) days prior written notice of any such inspection or audit. Franchisor shall have the right, at any time, during normal business hours, to inspect the premises of any Area Representative Franchisee or Unit Franchise for the purpose of monitoring an Area Representative Franchisee’s and/or Unit Franchisee’s compliance with its Area Representative Agreement, Unit Franchise Agreement and Master Franchisee’s compliance with the terms of this Agreement.
          In addition to the reports required in connection with the operation and franchising of the PLANET BEACH® business, Master Franchisee shall deliver to Franchisor in the form periodically prescribed by Franchisor and in a true, accurate and timely manner: (i) by the twentieth (20th) day of each month, a report of the number of Unit Franchises operating during the immediately preceding month; (ii) within thirty (30) days of the end of each quarter of Master Franchisee‘s financial year, a profit and loss account for such quarter and a report disclosing Master Franchisee’s net worth as of the end of such quarter; (iii) within ninety (90) days after the end of Master Franchisee’s financial year, a financial year-end balance sheet for Master Franchisee and a profit and loss account for such financial year reflecting all year-end adjustments, and a statement of changes in financial condition on a basis consistent with generally accepted accounting principles of the Country (until such time as the accounting principles and standards of the International Accounting Standards Committee are adopted by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, and thereafter on a basis consistent with the principles and standards adopted by the International Accounting Standards Committee); and upon request by Franchisor, Master Franchisee’s most recent audited annual financial statements; (iv) not less than sixty (60) days prior to the end of each Development Period, a business and development plan for the succeeding Development Period, including plans for sales of Franchises, development of Franchises and capital and operating budgets; (v) within sixty (60) days following the end of each Development Period, an analysis of Master Franchisee’s compliance with the development plans for the previous Development Period; (vi) not less than sixty (60) days prior to the end of each financial year of Master Franchisee, a marketing plan and budget describing the proposed marketing activities and expenditures for the National Marketing Fund (as defined hereinafter) for the succeeding financial year; (vii) within sixty (60) days following the end of each financial year of Master Franchisee, a report of the receipts and disbursements of, and advertising, promotion, public relations, market research and other marketing programs and activities undertaken by, the National Marketing Fund (as defined hereinafter) during the preceding year; such other data, reports, information, financial statements and supporting records relating to Area Representative Franchisee and/or Unit Franchisees and Gross Sales of the PLANET BEACH® business as Franchisor periodically prescribes. Each such report and financial statement furnished by Master Franchisee shall be verified as correct and signed by Master Franchisee in the manner prescribed by Franchisor. Master Franchisee shall immediately report to Franchisor any events or developments which may have a significant or material adverse impact on the performance of Master Franchisee under this Agreement or the goodwill associated with the Marks. Master Franchisee shall ensure that all information to be provided to Franchisor pursuant to this Section can be provided to Franchisor in compliance with the Data Protection Laws and/or where such use is not permitted under the Data Protection Laws, to notify Franchisor of such.
          Furthermore, Master Franchisee shall, at its own cost, visit Franchisor offices in Marrero, Louisiana located in the United States or at such other location as shall be mutually determined by Franchisor and Master Franchisee, at least once a year, to inform Franchisor’s officers of Master Franchisee’s progress toward complying with the terms of this Agreement. During this visit, Master Franchisee shall establish a level of Marketing Fund expenditures to be made by Franchisees in the Territory that is acceptable to Franchisor, and will discuss any other yearly business plans regarding the development of the Development Area detailed in the preceding paragraph.
     E. GOVERNMENTAL APPROVALS
          Master Franchisee agrees to execute any and all instruments and documents, render such assistance, and otherwise cooperate with Franchisor, in order to obtain all governmental approvals necessary, in the opinion of Franchisor’s counsel, to comply with the Legal Requirements, including, without limitation, obtaining visas for Franchisor personnel. At its option, Franchisor shall have the right to submit, or to require Master Franchisee to submit, this Agreement and/or any Franchise Agreement to any governmental entity or agency (the “Agency”) for registration or approval of any clause thereof in the event Franchisor determines such registrations or approvals are necessary in order to comply with the Legal Requirements. Master Franchisee shall not submit any application or registration concerning this Agreement without the express prior written approval of Franchisor. If the Agency requires that any amendments be made to this Agreement and/or the Franchise Agreement as a condition to such approval or registration and such amendments are acceptable to Franchisor, Franchisor will deliver to Master Franchisee for execution an addendum to this Agreement and/or the Franchise Agreement, or other appropriate documents, to reflect such amendments.

     F. COMPLIANCE WITH LEGAL REQUIREMENTS AND GOOD BUSINESS PRACTICES.
          1. Master Franchisee shall secure and maintain in force in its name all required licenses, permits, and certificates relating to the conduct of its business pursuant to this Agreement. Master Franchisee shall at all times comply with Legal Requirements including any Legal Requirements applicable to franchise sales and privacy. All advertising by Master Franchisee shall be completely factual and conform to high standards of ethical advertising. Master Franchisee shall in all dealings with Franchisor, public officials and other third parties adhere to high standards of honesty, integrity, fair dealing and ethical conduct. Master Franchisee agrees to refrain from any business or advertising practice which may be injurious to the business of Franchisor or Master Franchisee and the goodwill associated with the Marks and the PLANET BEACH® business. Master Franchisee shall notify Franchisor in written form within five (5) days of being served with any proceedings, court action or suit, or being served with any order, injunction, award, decree or complaint of any court, agency, or other governmental instrumentality, which may adversely affect the operation or financial condition of Master Franchisee or a Unit Franchisee.
          2. Master Franchisee shall at all times comply with and shall ensure that its Affiliates, Area Representative Franchisees, Unit Franchisees, officers and employees shall comply with the Data Protection Laws and with other applicable Legal Requirements including without limitation:
               (a) ensuring all electronic and hard copy materials containing Personal Data can be sent to Franchisor in the United States in compliance with the Data Protection Laws;
               (b) obtaining appropriate consents from customers and prospective customers of Master Franchisee, Area Representative Franchisees and Unit Franchisees so that Franchisor may if it wishes use such information for marketing, market research or any other purpose notified in writing to Master Franchisee and/or where such use is not permitted under the Data Protection Laws to notify Franchisor of such; and
               (c) Master Franchisee agrees not during the term of this Agreement to enter in to any transaction or arrangement which would bring the network of PLANET BEACH® businesses in the Development Area within the meaning of a pyramid promotional scheme or similar concept as provided in any applicable consumer protection laws; and
               (d) Master Franchisee further agrees that it will at the date of this Agreement be registered for VAT with any and all applicable government agencies in the Development Area and shall not during the term of this Agreement cease for any reason to be registered for VAT, and it will timely and properly file all required tax returns and pay all required taxes. In addition the Master Franchisee will ensure that at all times whilst they are parties to a Franchise Agreement or Area Representative Agreement (as applicable) Unit Franchisees, Affiliates of Master Franchisee and Area Representative Franchisees will timely and properly file all required tax returns and pay all required taxes, and will register and remain registered for VAT with the applicable government agency. Failure by Master Franchisee to comply with any aspect of this sub-paragraph will be a material breach that allows Franchisor the right to terminate this Agreement immediately.
     G. COMPLIANCE WITH U.S. AND OTHER ANTI-TERRORIST AND RELATED LAWS, REGULATIONS, ETC.
          1. Anti Terrorism. Master Franchisee acknowledges that Franchisor is an American franchisor and certifies that neither Master Franchisee nor its Owners, employees or anyone associated with Master Franchisee is listed in the Annex to Executive Order 13224 http://www.treasury.gov/offices/enforcement/ofac/sanctions/terrorism.html).
          Master Franchisee agrees not to hire or have any dealings with a person listed in the Annex. Master Franchisee certifies that it has no knowledge of information that, if generally known, would result in Master Franchisee, its Owners, employees, or anyone associated with Master Franchisee being listed in the Annex to Executive Order 132234. Master Franchisee agrees to comply with and/or assist Franchisor to the fullest extent possible in Franchisor’s efforts to comply with the Anti-Terrorism Laws (as defined below). In connection with such compliance, Master Franchisee certifies, represents, and warrants that none of its property or interests are subject to being “blocked” under any of the Anti-Terrorism Laws and that Master Franchisee and its Owners are not otherwise in violation of any of the Anti-Terrorism Laws. Master Franchisee is solely responsible for ascertaining what actions must be taken by Master Franchisee to comply with all such Anti-Terrorism Laws, and Master Franchisee specifically acknowledges and agrees that Master Franchisee’s indemnification responsibilities as provided in Section 10.D of this Agreement pertain to Master Franchisee’s obligations under this Section 6.G. Any misrepresentation by Master Franchisee under this Section or any violation of the Anti-Terrorism Laws by Master Franchisee, its Owners, or employees shall constitute grounds for immediate termination of this Agreement and any other agreement Master Franchisee has entered into with Franchisor or one of Franchisor’s affiliates in accordance with the terms of Section 13.B of this Agreement. As used herein, “Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the Terrorism Sanctions Regulations (Title 31, Part 595 of the U.S. Code of Federal Regulations), the Foreign Terrorist Organizations Sanctions Regulations (Title 31, Part 597 of the U.S. Code of Federal Regulations), the Cuban Assets Control Regulations (Title 31, Part 515 of the U.S. Code of Federal Regulations), the USA PATRIOT Act, and all other present and future federal, state and local laws, ordinances, regulations, policies, lists and any other requirements of any Governmental Authority (including, without limitation, the United States Department of Treasury Office of Foreign Assets Control) addressing or in any way relating to terrorist acts and acts of war.
          2. Foreign Corrupt Business Practices. Franchisor has entered into this Agreement with Master Franchisee on the basis of its and its Owners and any Affiliate’s experience, reputation and qualifications, including their reputation for ethical business conduct and compliance with applicable laws. Master Franchisee agrees that it, its Owners and Affiliates will each maintain this ethical conduct and avoid any activity that might result in a violation of the U.S. Foreign Corrupt Practices Act or any other applicable anti-competition law. Master Franchisee and each of its Owners and Affiliates affirm that it has not and agrees that it will not, in connection with the Business, or in connection with any business transactions involving Franchisor, make or promise to make any payment or transfer anything of value, directly or indirectly, to (i) any governmental official or employee (including employees of government corporations); (ii) any political party, official of a political party or candidate (or to an intermediary for payment to any of the foregoing); or (iii) to any other person or entity if such payment or transfer would violate the laws of the country in which made or the laws or the United States of America. It is the intent of the parties that no payments or transfers of value shall be made which have the purpose or effect of public or commercial bribery, or acceptance of or acquiescence in extortion, kickbacks, money laundering or other unlawful or improper means of obtaining or retaining business.
6. INITIAL AND CONTINUING FEES
     The fees shall consist of five (5) types of payments as described in subsections lettered A through E below.
     A. DEVELOPMENT FEE
          Concurrently with the execution of this Agreement, Master Franchisee shall pay to Franchisor the sum set forth in Section 1 of Exhibit D hereof as a nonrefundable development and System license fee (“Development Fee”), which shall be fully earned by the Franchisor upon the execution of this Agreement.
     B. INITIAL FRANCHISE FEES, NOTIFICATION OF RECEIPT BY FRANCHISOR AS A CONDITION PRECEDENT TO OPENING OF FRANCHISE
          1. Unit Franchise Fee. Master Franchisee agrees to pay to Franchisor the sum set forth in Section 2 of Exhibit D hereof as a Unit Franchise Fee for the license of the System in connection with a Franchise Agreement for the operation of PLANET BEACH® business in the Development Area. The Unit Franchise Fee varies depending on the number of Franchises granted to a Franchisee, with Franchises being sold in the following “packs”: (i) one Franchise; (ii) three Franchises; (iii) five Franchises; and (iv) ten Franchises. If the license is not exercised and the PLANET BEACH® location is not open then Master Franchisee agrees to pay to Franchisor the Unit Franchise Fee set forth in Section 2 of Exhibit D. There is no Initial Franchisee Fee payable to Franchisor for the resale or transfer of an existing, opened PLANET BEACH® business.
          2. Initial Area Rights Fee. Similarly, Master Franchisee agrees to pay to Franchisor the sum set forth in Section 3 of Exhibit D for the sale of Area Representative Rights to an Area Representative Franchisee.
          3. Payment. The Unit Franchise Fee shall be fully earned by Franchisor upon execution of a Unit Franchise Agreement. Master Franchisee shall wire the Unit Franchise Fee to Franchisor within ten (10) days of Master Franchisee receiving said funds. Likewise, in the event that Master Franchisee sells development rights within the Development Area, Master Franchisee agrees to pay to Franchisor the sum set forth in Section 2 of Exhibit D hereof as a fee, which shall be fully earned by Franchisor upon execution of an Area Representative Agreement.

These fees shall also be wired to Franchisor within ten (10) days after the execution of an Area Representative Agreement,
          4. Notification of Receipt by Franchisor as a Condition Precedent to Opening Franchise. Upon the later to occur of (i) receipt of the Unit Franchise Fee and (ii) satisfaction of all other conditions for opening the PLANET BEACH® business set forth in this Agreement and the applicable Franchise Agreement to be sent via registered mail or it equivalent to Franchisor’s corporate headquarters, Franchisor will issue, in writing, a notice to Master Franchisee indicating that it has received the Unit Franchise Fee, that all other conditions for opening a PLANET BEACH® business have been satisfied and that the applicable Franchise may be opened for business.
     C. ROYALTIES
          You must pay us the percentage of the Gross Sales for each Unit Franchise in the Development Area immediately preceding month as defined in Section 3 of Exhibit D hereof by the 15th day of each month for the preceding calendar month. You must pay us the Royalty on the total Gross Sales regardless of whether you actually collect such amount from your Unit Franchisees.
     D. ADVERTISING FUND CONTRIBUTIONS
          Master Franchisee is responsible for setting up its own National Marketing Fund as set forth more fully below in Section 8 as the “NMF”. As such, Master Franchisee does not have an obligation to remit the payments set forth in Section 8 to Franchisor, but all marketing and promotional expenditures are subject to the discretion and approval of Franchisor as set forth therein.
     E. DESIGN FEE
          Franchisor reserves the right to require that Master Franchisee obtain the design work for each Planet Beach location from Franchisor. Master Franchisee will pay Franchisor’s then-current Design Fee (“Design Fee”) (currently $2,500US) for the design work Franchisor provides for each location. Master Franchisee acknowledges and agrees that the amount of the Design Fee may increase over the Term of the Agreement. Franchisor agrees that changes to the Design Fee will be on a basis that, in its sole opinion, is consistent with modifications to the Design Fee charged to similarly situated franchisees, provided that the Design Fee may vary by region to account for any regional, legal, market or vendor differences.
     F. TECHNOLOGY FEES
          Master Franchisee agrees to pay Franchisor’s then-current Technology Fee (currently $199.95US per month) to Franchisor or its designee in accordance with Franchisor’s then current policy regarding such Technology Fees. Master Franchisee agrees and acknowledges that it will also pay the then current Technology Fee for each Unit Franchise (including Corporate Locations) in the Territory in accordance with Franchisor’s Technology

Fee policy. Franchisor agrees that changes to the Technology Fee will be on a basis that, in its sole opinion, is consistent with modifications to the Technology Fee charged to similarly situated franchisees, provided that the Technology Fee may vary by region to account for any regional, legal, market or vendor differences. Master Franchisee acknowledges and agrees that Franchisor may increase the monthly Technology Fee by up to 5% each year to take into account any increased costs associated with new or improved technology used in the System.
     G. WITHHOLDING TAXES
          In the event that any amounts payable by Master Franchisee to Franchisor hereunder are subject to withholding or other taxes that Master Franchisee is required to deduct from such payments, Master Franchisee shall make payment to Franchisor in the amount required by this Agreement without the reduction or deduction for such withholding or other taxes. Consequently, all payments to Franchisor hereunder shall be increased to the extent necessary to provide Franchisor with the same net amount it would have received had no such taxes been applicable to such payment. For example, if a payment of one thousand US dollars ($1,000.00US) is due to Franchisor, and if a withholding tax of ten percent (10%) is applicable under the laws of the Country, then the amount due to Franchisor shall be increased to one thousand one hundred and eleven US dollars ($1,111.00US), the applicable tax rate of ten percent (10%) shall be applied to that amount, the resulting tax of one hundred and eleven US dollars ($111.00US) shall be deducted by Master Franchisee and remitted to the appropriate tax authority in the Country, and one thousand US dollars ($1,000.00US) shall be remitted by Master Franchisee to Franchisor. Master Franchisee agrees to promptly deliver to Franchisor receipts of applicable governmental authorities for all such taxes withheld or paid. Master Franchisee shall be responsible for and shall indemnify and hold Franchisor and its Affiliates harmless against any penalties, interest and expenses incurred by or assessed against Franchisor or its Affiliates as a result of Master Franchisee’s failure to withhold such taxes or to timely remit them to the appropriate taxing authority. Master Franchisee agrees to fully and promptly cooperate with Franchisor to provide Franchisor timely a tax certificate or government receipt for any taxes withheld or paid in respect of payments hereunder (for example, the $111.00US in the foregoing example) and to provide such information and records and complete and file with the tax authority such forms or declarations as Franchisor may request in connection with any application by Franchisor to any taxing authority with respect to tax credits, exemptions or refunds available for any withholding or other taxes paid or payable by Master Franchisee and with respect to any information request from or tax audit by a taxing authority with respect to Master Franchisee or the Master Franchise Business. The parties agree to use their mutual commercially reasonable efforts to secure any exemption from or reduced rate of withholding tax with respect to any payments under this agreement, and to provide the other party or applicable Government Authority such information or tax forms as required to secure any such exemption or reduced rate of withholding tax.
     H. CURRENCY OF PAYMENT
          Payments by Master Franchisee to Franchisor hereunder shall be made in United States Dollars unless otherwise specified by Franchisor. All payments hereunder to be calculated in the currency of the Country and converted into Dollars for payment to Franchisor shall be converted at the spot currency rate announced by CITIBANK as of 10:00 a.m. Eastern USA time on the date payment is transmitted; provided, however, that, in the event a payment is transmitted after the date payment is due, the currency exchange rate used shall be the rate as of the date payment was due or the rate as of the date the payment is transmitted, whichever rate produces the larger amount in the currency of payment. All payments shall be submitted electronically (e.g. bank transfer) or as otherwise directed by Franchisor to a bank of Franchisor’s choosing located in the United States or elsewhere. Master Franchisee shall execute all agreements and consents reasonably necessary to effectuate electronic payment. Master Franchisee shall pay for all costs related to the transfer of funds to Franchisor. Master Franchisee shall use its best endeavors to obtain any consents or authorizations which may be necessary in order to permit timely payments in U.S. Dollars of all amounts payable hereunder. If at any time, any legal restriction is imposed upon the purchase of U.S. Dollars or the transfer to or credit of a non-resident company with payments in U.S. Dollars, Master Franchisee shall notify Franchisor immediately. While such restrictions are in effect, Franchisor may require payment in any currency designated by Franchisor that is available to Master Franchisee or, at Franchisor’s option, may require Master Franchisee to deposit all amounts due but unpaid as a result of such a restriction in any type of account, in any bank or institution in the Country designated by Franchisor, or in the form of products or services available to Master Franchisee or its Affiliate at the actual cost of such products or services to Master Franchisee or its Affiliate. Franchisor shall be entitled to all interest earned on such deposits. If payment is made in products or services, Master Franchisee agrees to deliver such products or services to Franchisor or its designated agent or shipper within the Development Area. All costs incurred by Master Franchisee in complying with this Subsection H shall be the responsibility of Master Franchisee.
     I. INTEREST ON LATE PAYMENTS
          Failure by Master Franchisee to timely remit the monthly payments and any related monthly reports will result in a late fee such amount being a genuine pre-estimation of the loss suffered by Franchisor as a result of such a failure by Master Franchisee) in the amount of $100.00US plus interest. All amounts which Master Franchisee owes to Franchisor or its Affiliates under this Agreement or any related agreement shall bear interest after the due date at the rate of one and one-half percent (1.5%) above the prime interest rate as charged by the Bank of Territory capitalized monthly in arrear on the balance due and calculated on and with effect from the due date for payment up to and including the date of actual payment, unless such rate is higher than the highest legal rate permitted by applicable law, in which case, the rate payable shall be the highest legal rate permitted by law. Such interest shall be payable in the same currency as the debt on which interest accrues. Master Franchisee acknowledges that this Subsection I shall not constitute Franchisor’s agreement to accept such payments in place of such debts or a commitment by Franchisor to extend credit to, or otherwise finance Master Franchisee’s business operated pursuant to this Agreement. Master Franchisee acknowledges that its failure to pay all such amounts when due shall constitute grounds for termination of this Agreement notwithstanding the provisions of this Subsection I.

     J. STAMP DUTIES
          If required by law of the Development Area, Master Franchisee shall within the time prescribed by applicable law, submit an executed copy of this Agreement to each governmental agency within the Country responsible for the assessment of stamp duty or comparable duties or taxes for the purposes of assessing or obtaining an opinion as to the stamp duty payable on or in respect of this Agreement and Master Franchisee agrees to pay all stamp duties and comparable duties and taxes (including any penalties for late payment) assessed to be payable on or in respect of this Agreement.
     K. PROOF OF AMOUNTS DUE
          If required by law of the Development Area, a certificate issued under the hand of the current President or Vice President of the Franchisor, stating the amount due at the date of the certificate as well as any interest due calculated in accordance with the terms of Subsection 7.I shall be conclusive proof of the amount and interest calculated thereon due at the time of the certificate. It shall not be necessary for the Franchisor to prove the appointment of the person signing, his/her signature, his/her authority so to sign or the amount(s) and interest rate stated in the certificate.
7. MARKETING
     As previously set forth in Subsections 5.E and 6.B, Master Franchisee shall establish and revise, as necessary, standards, specifications and programs for both national and local advertising, marketing and promotion to be conducted by Franchisees in their respective trading areas, including: (i) required level of local marketing expenditures; (ii) type of promotional and advertising activity; and (iii) a schedule for such activities.
     Master Franchisee shall establish a National Marketing Fund (the “NMF”), and collect monthly marketing fees from all Franchisee’s in the Development Area to maintain the NMF. The NMF shall fund, among other things, the regional competitions. Master Franchisee agrees that (i) it will hold annual regional Ms. Planet Beach competitions for the Country, (ii) it will cause each franchised location must produce a local Ms. Planet Beach promotion annually and send a representative to compete for the applicable regional Ms. Planet Beach competition, and (iii) it will produce a contestant from each of the regional competitions to participate at the annual Ms. Planet Beach International competition in the United States.
     For both NMF expenditures and those expenditures dealing with franchisee recruitment, Master Franchisee shall submit to Franchisor for prior approval all sales, promotional, and advertising and other materials, which relate to recruiting new Franchisees or for proposed use by a Franchisee to attract patrons. Franchisor shall use reasonable endeavors to respond within said ten (10) days period and shall not unreasonably withhold or delay approval. If Franchisor does not approve such material and programs within such period, such material shall be deemed disapproved and Master Franchisee shall not use such materials in any manner. Franchisor will have the sole right to formulate and make policy decisions concerning every aspect of sales, promotions, advertising and other programs.

8. EXCLUSIVE RELATIONSHIP
     Master Franchisee acknowledges and agrees that Franchisor would be unable to protect the Confidential Information against unauthorized use or disclosure and would be unable to encourage a free exchange of ideas and information among owners of the PLANET BEACH® business if master franchisees, franchisees and their management personnel were permitted to engage in, have Ownership Interests in or perform services for Competitive Businesses. Master Franchisee further acknowledges that the restrictions contained in this Section will not hinder its activities or those of the Restricted Persons under this Agreement or otherwise. Franchisor has entered into this Agreement with Master Franchisee on the express condition that with respect to the development and operation of PLANET BEACH® businesses and other businesses engaged in the production and sale of the Products, Master Franchisee and the Restricted Persons will deal exclusively with Franchisor. Master Franchisee therefore agrees that during the term of this Agreement, Master Franchisee and Restricted Persons shall not directly or indirectly engage in any Competitive Business in a territory where it would compete with one or more of the PLANET BEACH® business activities or with Franchisor and Master Franchisee shall procure that all such Restricted Persons as specified by Franchisor enter into a Non Disclosure Agreement in the appropriate form as set out in Exhibit F and Master Franchisee shall take such steps at its own expense as Franchisor may require in order to enforce the said Non Disclosure Agreement and/or restrain any breach of its terms. Notwithstanding the above, Master Franchisee will be allowed to obtain Products from other PLANET BEACH® businesses where such Products conform with the Franchisor’s then current standards for such Products. For the purposes of this Section, the phrase “directly or indirectly engage in any Competitive Business” shall include, without limitation: (a) the ownership of a direct or indirect interest in a Competitive Business, if such Ownership Interest confers upon Master Franchisee or a Restricted Person the power to influence the economic conduct of such Competitive Business; and (b) the performance of services as a director, officer, manager, employee, consultant, representative, agent or otherwise for any Competitive Business.
9. INDEPENDENT CONTRACTORS/INDEMNIFICATION
     A. INDEPENDENT CONTRACTORS
          The parties are independent contractors. In executing and implementing this Agreement and performing their respective obligations hereunder, the parties intend and agree that nothing in this Agreement is intended to or shall create a partnership, joint venture, agency or any other legal entity or employment relationship between them. Neither party is or is intended to be the agent, legal representative, partner, subsidiary, joint venturer or employee of the other. Neither party has the authority to bind or commit the other party to any contract or obligation whatsoever, and neither party shall represent or hold itself out as having any right or authority to do so. This Agreement does not reflect or create a fiduciary relationship or a relationship of special trust or confidence. Neither party has, is entitled to or shall hold itself out as having, the authority to use the offices, facilities or any fixed place of business of the other as its office, facility or fixed place of business, and neither party shall constitute any such office, facility or fixed place of business of the other as its permanent establishment.

          Master Franchisee shall conspicuously identify itself in all dealings with others as a master franchisee or sub-franchisor of the PLANET BEACH® business and shall conspicuously and prominently place such other notices of independent ownership and operation on such forms, business cards, stationery, and other materials as Franchisor may require from time to time.
B. TAXES
          Franchisor shall have no liability for and shall not bear any sales, value added, use, service, stamp duty, occupation, excise, gross receipts, income, withholding, property, payroll, custom duties, or other taxes, whether levied or imposed on any amounts payable under this Agreement, or upon Master Franchisee, one or more of Master Franchisee’s properties, or upon Franchisor, in connection with the business conducted by Master Franchisee (except any taxes that Franchisor is required by law to collect from Master Franchisee with respect to purchases from Franchisor). Payment of all taxes (except for said taxes levied on purchases from Franchisor) shall be the responsibility of Master Franchisee.
     C. INDEMNIFICATION
          Master Franchisee agrees to indemnify, defend and hold Franchisor, its Affiliates, and their respective shareholders, directors, officers, employees, agents, and their respective successors and assignees, harmless against and to reimburse them for all claims causes of action, costs, expenses, loss, liability, damages, interest, penalties or obligations arising from or relating to Master Franchisee’s obligations pursuant to this Section 10, any and all taxes described in Subsection 7.F, the operation of Master Franchisee’s business pursuant to this Agreement, the breach by any of the Restricted Persons of any provisions of this Agreement applicable to such Restricted Persons, the direction and administration of the Marketing Fund, the operation or termination of any Area Representative Franchise or Unit Franchise, or the transfer of any interest in this Agreement, an Area Representative Agreement, Franchise Agreement, or an Ownership Interest in Master Franchisee, to the extent that such claims, causes of action, costs, expenses, loss, liability, damages or obligations do not arise from the negligence or wrongful conduct of Franchisor. For purposes of this indemnification, “claims” shall mean and include all obligations, actual and consequential damages, and costs incurred in the defense of any claim against Franchisor, including without limitation reasonable accountants’, attorneys’, attorney assistants’, arbitrators’ and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses, and travel and living expenses. Franchisor shall have the right to defend any such claim against it in such manner as Franchisor deems appropriate. This indemnity shall continue in full force and effect subsequent to and notwithstanding the expiration or termination of this Agreement.

10. MARKS
     A. GOODWILL AND OWNERSHIP OF THE MARKS
          Master Franchisee acknowledges that Master Franchisee’s right to use the Marks is derived solely from this Agreement and is limited to granting Franchises in the Development Area in accordance with the terms hereof. Any unauthorized use of the Marks by Master Franchisee shall constitute a breach of this Agreement and an infringement of the rights of Franchisor in and to the Marks. Master Franchisee acknowledges and agrees that all usage of the Marks by Master Franchisee, Area Representative Franchisees and Unit Franchisees and any goodwill established by such use by Master Franchisee, Area Representative Franchisees and/or Unit Franchisees shall inure to the exclusive benefit of Franchisor and that this Agreement does not confer any goodwill or other interests in the Marks upon Master Franchisee (other than the right to grant Franchises in compliance with this Agreement). All provisions of this Agreement applicable to the Marks shall apply to any other trademarks and commercial symbols hereafter authorized for use by and licensed to Master Franchisee by Franchisor. Master Franchisee agrees that neither Master Franchisee agrees to not, and to ensure that its Affiliates do not, use or attempt to register, any other trademarks, service marks or other commercial symbol for use in connection with the development, operation or franchising of Similar Businesses or Competitive Businesses.
          Master Franchisee will not (i) infringe or harm Franchisor’s exclusive ownership and rights to each and every aspect of the System or (ii) represent that it has acquired any ownership interest in an of the Marks. In the event that Master Franchisee takes any action challenging Franchisor’s and its Affiliates’ use or rights to the Marks, Franchisor shall be entitled to terminate this Agreement immediately by serving notice on Master Franchisee. Master Franchisee’s rights to use the Marks will terminate upon the expiration or termination of the Agreement for any reason whatsoever.
     B. LIMITATIONS ON MASTER FRANCHISEE’S USE OF THE MARKS
          Master Franchisee shall not use the Marks as part of any corporate or trade name or with any prefix, suffix, or other modifying words, terms, designs, or symbols, or in any modified form, nor may Master Franchisee use any Mark in connection with the performance or sale of any unauthorized services or products or in any other manner not expressly authorized in writing by Franchisor. All Marks shall be displayed in the manner prescribed by Franchisor.
     C. NOTIFICATION OF INFRINGEMENT AND CLAIMS
          Master Franchisee shall immediately notify Franchisor by telephone, and thereafter, in written form, of any apparent infringement of or challenge (actual or threatened) to Master Franchisee’s or a Unit Franchisee’s use of any Mark, or claim by any Person of any rights in any Mark or a confusingly or deceptively similar trademark or service mark. Master Franchisee shall not communicate with any Person other than its counsel, Franchisor and Franchisor’s counsel with respect to any such infringement, challenge or claim. Franchisor shall have sole discretion to take such action as it deems appropriate in connection with any such infringement, challenge or claim, and shall have the right to control any settlement, litigation, arbitration or administrative proceeding arising therefrom. Master Franchisee agrees to execute any and all instruments and documents, render such assistance, and do such acts and things as may, in the opinion of Franchisor’s counsel, be necessary or advisable to protect and maintain the interests of Franchisor in the Marks. Franchisor will reimburse Master Franchisee for reasonable expenses incurred and paid by Master Franchisee in complying with requirements imposed by this Subsection C.
     D. MODIFY/DISCONTINUANCE OF USE OF MARKS
          If it becomes advisable at any time in Franchisor’s sole judgment for Master Franchisee and one or more Area Representative Franchisees and/or Unit Franchisees to modify or discontinue use of any Mark and/or for Master Franchisee or any Area Representative Franchisee and/or Unit Franchisee to use one or more additional or substitute trademarks or service marks, Master Franchisee agrees to immediately comply with and require such Area Representative Franchisees and/or Unit Franchisees to immediately comply with Franchisor’s directions to modify or otherwise discontinue the use of such Mark, and/or use one or more additional or substitute trademarks, logos or commercial symbols. In such an event such modified, additional or substitute trademarks, logos or commercial symbols will be governed by the terms of this Agreement. Franchisor will have no obligation to compensate or reimburse Master Franchisee, Area Representative Franchisee or Unit Franchisees for any expenditures made by them to modify or discontinue the use of a Mark or to adopt substitutes for discontinued Marks, including, without limitation, any expenditures relating to advertising or promotional materials, and no obligation to reimburse Master Franchisee, Area Representative Franchisees or Unit Franchisees for any loss of goodwill of their businesses related to a discontinued Mark. If such Marks must be modified, Franchisor will provide a phase in period of not less than six (6) months to incorporate the modification.
     E. REGISTRATIONS; LICENSE AGREEMENTS
          Only Franchisor has the right to register the Marks with any and all trademark registration authorities. Master Franchisee may not register the Marks or any similar Marks with any trademark authority anywhere in the world. Master Franchisee shall at the request and expense of Franchisor do all acts and execute all documents necessary or desirable in Franchisor’s sole discretion for establishing Master Franchisee as a user of the Marks hereunder and, where required, for the registration of Master Franchisee’s permitted use with governmental agencies. Following such request, Master Franchisee shall not be entitled to exercise any of the rights granted by this Agreement until Master Franchisee has executed and delivered such documents to Franchisor. Any license agreement shall be in form and substance acceptable to Franchisor.
11. TRANSFER
     A. BY FRANCHISOR
          This Agreement is fully assignable or novateable by Franchisor and shall inure to the benefit and/or burden of any assignee or novatee or other legal successor to the interests of

Franchisor herein. Master Franchisee acknowledges and agrees that Franchisor may assign or novate any or all of its rights and/or obligations under this Agreement to an Affiliate or an unaffiliated third party. Franchisor agrees that it will only assign or novate any obligations under this Agreement, to a Person that is capable of performing this Agreement or discharging such obligations and whom Franchisor in good faith believes intends to perform this Agreement or discharge such obligations. In the event Franchisor novates or assigns any rights and/or obligations as aforesaid, Franchisor may direct Master Franchisee to make payments due to Franchisor hereunder directly to the novatee or assignee.
          Specifically, and without limitation to the foregoing, Master Franchisee expressly affirms and agrees that Franchisor may sell its assets, its Marks, or its System outright to a third party; may go public; may engage in a private placement of some or all of its securities; may merge, acquire other corporations, or be acquired by another corporation; may undertake a refinancing, recapitalization, leveraged buy out or other economic or financial restructuring; and, with regard to any or all of the above sales, assignments and dispositions, Master Franchisee expressly and specifically waives any claims, demands or damages arising from or related to the loss of said Marks (or any variation thereof). Nothing contained in this Agreement requires Franchisor to remain in the business or to offer the same products and services, whether or not bearing the Marks, in the event that Franchisor exercises its rights hereunder to assign or novate its rights and/or obligations under this Agreement.
     B. BY MASTER FRANCHISEE
          Master Franchisee understands and acknowledges that the rights and duties created by this Agreement are personal to Master Franchisee and Owners and that Franchisor has entered into this Agreement in reliance upon the individual or collective character, skill, aptitude, attitude, business ability and financial capacity of Master Franchisee and Owners. Therefore, neither this Agreement, a Controlling Interest in Master Franchisee, nor any Franchise Agreement may be transferred, in a single transfer or a series of transfers, without the prior written approval of Franchisor. Any such transfer without such approval shall constitute a breach hereof and shall convey no rights to or interests in this Agreement or any Franchise Agreement. Master Franchisee agrees to reimburse Franchisor for all reasonable expenses incurred by Franchisor in evaluating and approving a proposed transfer. As used in this Agreement, the term “transfer” shall include, without limitation, whether voluntary or involuntary, direct or indirect; an assignment, novation, sale, gift or pledge; the grant of a mortgage, charge, lien or security interest including, without limitation, the grant of a collateral assignment; a merger or consolidation, or issuance of additional Ownership Interests or redemption of Ownership Interests; a sale of voting interests of securities convertible to voting interests, or an agreement granting the right to exercise, or control the exercise, of voting rights of any holder of an Ownership Interest; and a transfer that occurs as a result of divorce, insolvency, corporate or partnership dissolution, or upon death, by will, intestate succession or by declaration of, or transfer to, a trust.
          Franchisor will not unreasonably withhold or delay its consent to the transfer of any interest in the Master Franchisee; provided, however, that prior to the time of the transfer, Franchisor may, in its sole discretion require that: (i) the transferee demonstrate to Franchisor’s satisfaction that it meets Franchisor’s requirements that existed under the original Agreement and have the adequate financial resources and capital to manage the Development Area; (ii) transferee must submit to Franchisor an application in the form prescribed by Franchisor; (iii) transferee or transferee’s manager must complete any training course then in effect for Master Franchisee, at transferee’s expense and upon such other terms and conditions as Franchisor may reasonably require; (iv) except in the case of a transfer to a corporation formed solely for the convenience of ownership, a transfer fee of 10% of Franchisor’s then-current Master Franchise Fee shall be paid to Franchisor by Master Franchisee; (v) Master Franchisee and its Owners execute a general release, in a form prescribed by Franchisor, of all claims against Franchisor, it Affiliates and its officers, developers, agents, and employees; and (vi) at Franchisor’s sole option, the transferee must either (A) execute Franchisor’s then-current Master Franchise Agreement (which may contain different royalty rates, fees and marketing contributions) and all other agreements and legal instruments and documents (including guarantees) then customarily used by Franchisor in the grant of master franchises or (B) undertake in writing, in a form acceptable to Franchisor, to assume all of Master Franchisee’s rights and obligations under this Agreement.
     C. DEATH OR DISABILITY OF MASTER FRANCHISEE
          In the event of the death or Permanent Disability of the Master Franchisee, the spouse or personal representative of Master Franchisee may, on request in writing to Franchisor made within 90 days of such death or Permanent Disability, continue to act as Master Franchisee under this Agreement for a period of 1 year from the date such request is received by Franchisor to the expiration of the aforesaid 1 year period, provided that the spouse or personal representative of a deceased or incapacitated Master Franchisee, as the case may be, must file with Franchisor an application for a master franchise agreement.
          If application is made to Franchisor for a master franchise agreement, Franchisor agrees to authorize the person designated in such application to become a Master Franchisee under this Agreement for the balance of the term hereof provided that such person substantially meets Franchisor’s qualifications to become an Master Franchisee under the terms of this Agreement and this Agreement is not in default. No transfer fee will be required upon transfer of this Agreement to the surviving spouse, heirs, beneficiaries or devisee of Master Franchisee. Except as provided in this Agreement, if the representative fails to take the steps stated above, Franchisor will automatically assume the rights of the Master Franchisee one year after the death or permanent disability of the Master Franchisee. During any transition period to an heir or successor-in-interest, the Master Franchise Business still must be operated in accordance with the terms and conditions of this Agreement and Franchisor reserves all rights related to default and termination.
     D. NO RIGHT TO ENGAGE IN SECURITIES OFFERING
          The Master Franchisee must not, and must ensure that its Affiliates or Owners do not engage in a Securities Offering without the prior written consent of Franchisor (whether or not Franchisor’s consent is otherwise required). Franchisor’s consent will be conditioned upon (i) its verification that the Prospectus does not state or imply (by use of the Marks or otherwise) that Franchisor is sponsoring or otherwise participating in the Securities Offering or that Franchisor will receive any part of the proceeds from the Securities Offering, and (ii) its receipt of a legal opinion from Franchisor’s counsel satisfactory to Franchisor stating (a) that the Prospectus and the conduct of the Securities Offering comply in all material respects with the laws of each country from which an offer of securities originates or into which an offer of securities is directed, and (b) that neither the conduct nor the consummation of the Securities Offering will result in a violation of any of the laws, rules or regulations referenced Section 6 of this Agreement. To obtain Franchisor’s consent, Master Franchisee must submit the required legal opinion and a complete copy of the Prospectus to Franchisor prior to the time the Prospectus is filed with a government agency or official or, if an exempt Securities Offering is contemplated, prior to the delivery of the Prospectus to any prospective investor. Franchisor will have thirty (30) days after its receipt of the Prospectus and the required legal opinion either to provide its consent or to advise Master Franchisee of the deficiencies that must be corrected prior to Franchisor providing its consent. Franchisor will have no obligation to provide its consent until all deficiencies it notes have been corrected. Master Franchisee, the Owners and the other participants in a Securities Offering will fully indemnify Franchisor in connection with the offering. For each proposed Securities Offering, Master Franchisee will pay Franchisor an offering fee equal to Franchisor’s reasonable cost and expenses associated with reviewing a proposed offering, including, without limitation, legal and accounting fees and salaries of Franchisor’s personnel and its professional advisors.
     E. FRANCHISOR’S RIGHT OF FIRST REFUSAL
          If Master Franchisee or an Owner shall at any time determine to sell or transfer a Controlling Interest in this Agreement, substantially all the assets of Master Franchisee, the Franchise Agreements or a Controlling Interest in the Master Franchisee or one of its Owners, Master Franchisee will, and will ensure that its Owners will, obtain a bona fide, executed written offer and earnest money deposit (in the amount of five percent (5%) or more of the offering price) from a qualified, responsible and fully disclosed purchaser and a true and complete copy of the offer (and any proposed ancillary agreements) shall immediately be submitted to Franchisor. The offer must apply only to this Agreement, the assets of Master Franchisee, the Franchise Agreements or a Controlling Interest in Master Franchisee or such Owner and may not include the purchase of any other property or rights. Franchisor shall have the right, exercisable by written notice delivered to Master Franchisee or Owners within thirty (30) days from the date of delivery of an exact copy of such offer to Franchisor, to purchase such interests for the price and on the terms and conditions contained in such offer, provided that Franchisor may substitute cash or marketable securities of equal value for any form of payment proposed in such offer. Franchisor’s credit shall be deemed equal to the credit of any proposed purchaser. Franchisor shall have not less than ninety (90) days to prepare for closing. If Franchisor does not exercise its right of first refusal, Master Franchisee or Owners may complete the sale to such purchaser pursuant to and on the exact terms of such offer, subject to Franchisor’s approval of the transfer as otherwise provided in Section 12, provided that if the sale to such purchaser is not completed within one hundred twenty (120) days after delivery of such offer to Franchisor, or there is a material change in the terms of the sale, Franchisor shall have an additional right of first refusal for thirty (30) days on the terms and conditions applicable to the initial right of first refusal, except that Franchisor shall have the option, exercisable in its sole discretion, to substitute any of the modified terms of purchase for those contained in the original offer.

12. TERMINATION OF AGREEMENT
     A. BY MASTER FRANCHISEE
          If Master Franchisee is in full compliance with this Agreement and Franchisor materially breaches this Agreement, Master Franchisee may terminate this Agreement effective sixty (60) days after delivery of written notice of termination if Master Franchisee gives written notice of such breach to Franchisor and Franchisor does not cure such breach within sixty (60) days after delivery of notice of such breach; or, if such breach cannot reasonably be cured within sixty (60) days after delivery of notice of such breach, Franchisor does not undertake within sixty (60) days after delivery of such notice, and continue until completion, reasonable endeavors to cure such breach. Any termination of this Agreement by Master Franchisee other than as provided in this Subsection A shall be deemed a termination by Master Franchisee without cause.
     B. BY FRANCHISOR
          The rights, licenses and territorial exclusivity granted to the Master Franchisee under this Agreement have been granted in reliance on Master Franchisee’s representations and assurances, among others, that the conditions and obligations set forth in this Agreement will be met and performed in a timely manner.
          The rights, licenses and territorial exclusivity may be terminated or rescinded without the need of obtaining any judicial or administrative judgment, ruling, arbitration award or resolution of any kind, immediately upon written notice to Master Franchisee, which shall be deemed an incurable default of this Agreement (in the understanding that the termination or rescission of this Agreement shall become effective immediately upon delivery of the written notice of termination to Master Franchisee), and Master Franchisee will no longer have any of the rights created by this Agreement, upon the happening of any of the following events:
          1. In the event that Master Franchisee is adjudicated bankrupt, becomes insolvent (as revealed by its records or otherwise), or if Master Franchisee files a voluntary petition for commercial insolvency or suffers a permanent or temporary court-appointed receivership or examinership of substantially all of Master Franchisee’s property, makes a general assignment for the benefit of creditors or suffers the filing of a voluntary or involuntary bankruptcy petition which is not dismissed within one year after filing;
          2. If Master Franchisee is dissolved;
          3. If the Master Franchisee fails to comply with the Development Schedule set forth in this Agreement and such default is not cured within 30 days after Master Franchisee receives notice of such default;
          4. If Master Franchisee fails to cause each Franchise Agreement to be executed in accordance with Sections 5 and 6;

          5. If Master Franchisee or any Owner has made a material misrepresentation or omission in its application for master license rights or with respect to its representations and agreements contained in Section 6;
          6. If Master Franchisee or any of its Owners is convicted by a trial court of or pleads guilty or not guilty to an indictable offence, or to any other crime or offence, or engages in any misconduct that may adversely affect the reputation of Master Franchisee, its Owners or PLANETS BEACH® businesses or the goodwill or reputation associated with the Marks or the System;
          7. If Master Franchisee, any of its Owners, Affiliates or a Guarantor is listed by the United States or United Nations as being a terrorist, financier or terrorism, or otherwise restricted from doing business in or with the United States;
          8. If the System, Master Franchisee or its Owners make any unauthorized use, disclosure of, or duplication of any Confidential Information or copyrighted works, or makes any unauthorized use of the Marks or the trade dress (decoration or image) of any PLANET BEACH® business;
          9. Master Franchisee or its Owners violate the restrictions of Section 15 of this Agreement relating to the non-competition and confidentiality covenants;
          10. Master Franchisee makes a transfer in violation of Section 12 of this Agreement;
          11. Master Franchisee fails to make any monetary payments to Franchisor in accordance with the terms of this Agreement within ten (10) days of notice of such failure provided to Master Franchisee;
          12. Master Franchisee fails, on three (3) or more separate occasions within any period of twelve (12) consecutive months to comply with the terms of this Agreement, whether or not such failures to comply are corrected after notice thereof is delivered to Master Franchisee;
          13. Master Franchisee or any of its Owners commit a material default under the terms of any other agreement with Franchisor, or its Affiliates and such default continues beyond any cure period after receipt of notice of such as provided in such other agreement;
          14. Master Franchisee or any of its Owners commit an event of default under the terms of any loan or financing documents that results in the loss of any rights with respect to any material assets of Master Franchisee or in any PLANETS BEACH® business;
          15. Master Franchisee fails to comply with any other provision of this Agreement, and does not correct such failure within thirty (30) days after written notice of such failure is delivered to Master Franchisee; provided that, in relation to any default that cannot be reasonably corrected within such thirty (30) days period, Franchisor shall not exercise its right to terminate or rescind this Agreement if Master Franchisee has continuously and diligently undertaken, and continues to utilize all best endeavors to bring itself into full compliance with this Agreement within such thirty (30) day period and furnishes proof acceptable to Franchisor upon its request of such endeavors and the date on which full compliance was or will be achieved; or
          16. If there is not substantial compliance with Section 5.F and 75% of the Franchisees provide a written petition to Franchisor that the Master Franchisee is not substantially providing the franchise support as outlined in their individual Franchise Agreement of which the Master Franchisee has direct control, Franchisor will immediately give written notice of such substantial non-compliance. Upon receipt of such notice of non-compliance and Franchisee petition the Master Franchisee will have ninety (90) days or such time as is reasonable to cure such defaults.
          The events of default and grounds for termination described in this Section will be independent and in addition to any other grounds for termination and remedies contained elsewhere in this Agreement or in any individual Franchise Agreement executed between Franchisor and the Master Franchisee. Upon termination or expiration of this Agreement, the Master Franchisee will not have further rights to receive any portion of any fees paid by Franchisees pursuant to any Franchise Agreement, and Franchisor will have complete and exclusive rights to the franchise and royalty fees collected from each PLANET BEACH® business within the Development Area should it obtain an assignment or novation of all of Master Franchisee’s rights under this Agreement in accordance with Section 14 of this Agreement. No right or remedy herein conferred upon or reserved to Franchisor is exclusive of any other right or remedy provided or permitted by law or equity.
13. RIGHTS AND OBLIGATIONS UPON TERMINATION OR EXPIRATION
     A. MARKS AND DE-IDENTIFICATION
          Master Franchisee agrees, and will ensure that its Owners agree, that after the termination or expiration of this Agreement (including transfer, novation or assignment of this Agreement), for any reason, it or they shall:
          1. Not directly or indirectly at any time or in any manner identify itself or any business as a current or former franchisee, licensee or dealer of, or as otherwise associated with, Franchisor, or directly or indirectly use any of the Marks, any colourable imitation thereof or confusingly similar marks or other indicia of a PLANET BEACH® business, or the System, including Confidential Information, in any manner or for any purpose, or utilize for any purpose any trade name, trade-mark or other commercial symbol that suggests or indicates a connection or association with Franchisor or its Affiliates or franchisees;
          2. Within a period of ten (10) days return to Franchisor all signs, Operations Manuals, brochures, advertising materials, forms, invoices and other materials containing any Marks or otherwise identifying or relating to the System or the operation of a PLANET BEACH® business and allow Franchisor, without liability, to remove all such items from the Master Franchisee’s offices;

          3. Within ten (10) days take such action as may be required to cancel all trade name or equivalent registrations relating to its use of any Marks;
          4. Within ten (10) days notify the appropriate telephone company, all telephone directory listing agencies of the termination or expiration of Master Franchisee’s right to use any telephone numbers and any regular, classified or other telephone directory listings associated with any Marks and domain name registry with respect to any domain name associated with the Marks and authorize transfer of the same to or at the direction of Franchisor. Master Franchisee agrees to execute updated letters of direction to telephone companies, telephone directory listing agencies, and domain name registries directing termination and/or transfer of Master Franchisee’s right to use telephone numbers or domain names associated with the Marks, which Franchisor may hold until termination or expiration hereof. Master Franchisee acknowledges that as between Franchisor and Master Franchisee, Franchisor has the sole right to and interest in all telephone numbers, directory listing and domain names associated with any Marks. Master Franchisee authorizes Franchisor, and hereby appoints Franchisor and any officer of Franchisor as its attorney in fact, to direct the appropriate telephone company and all listing agencies or domain name registries to transfer the same to Franchisor or at is direction, should Master Franchisee fail or refuse to do so, and the appropriate telephone company and all listing agencies and domain name registry may accept such direction of this Agreement or Master Franchisee’s letter of direction held by Franchisor as conclusive of the exclusive rights of Franchisor in such telephone number and directory listings and domain names and its authority to direct their transfer;
          5. Comply with the confidentiality and non-competition obligations set forth in Section 15 of this Agreement; and
          6. Furnish to Franchisor, within thirty (30) days after the effective date of termination or expiration, evidence satisfactory to Franchisor of Master Franchisee’s compliance with the foregoing obligations.
B. FRANCHISE AGREEMENTS
          In addition to, and not in lieu of the rights of Franchisor and the obligations of Master Franchisee under this Section, if Master Franchisee terminates this Agreement without cause or Franchisor terminates this Agreement in accordance with its terms, Master Franchisee agrees to novate to Franchisor or its designee, at the option of Franchisor, all of its rights and obligations under those Area Representative Agreements or Unit Franchise Agreements designated by Franchisor. Franchisor shall give Master Franchisee written notice of its exercise of this option within sixty (60) days of the effective date of termination of this Agreement. If Franchisor exercises the option provided for in this Subsection B, it shall have ninety (90) days from the date of the notice exercising such option to designate the Franchise Agreements to be novated and prepare for closing of this termination. The Franchise Agreements transferred, as designated by Franchisor, shall be novated to Franchisor without cost or charge and free and clear of any liens, charges and encumbrances. Neither Franchisor nor its designee shall under any circumstances assume or be liable for any obligation for performance or obligation or liability for default or non-performance of Master Franchisee under the particular Franchise Agreement or this Agreement (or on any other basis) that arose prior to the effective date of the novation. Therefore,

Master Franchisee and its Owner(s) shall be liable for any obligation for performance or obligation or liability for default or non-performance under any Franchise Agreement of Franchisor or its designee that arises before and after the effective date of novation.
          If Franchisor does not exercise its novation option with respect to one or more Franchise Agreements, Master Franchisee shall cause Area Representative Franchisee and/or Unit Franchisees whose Area Representative Agreement or Unit Franchise Agreement are not novated to Franchisor to cease all use of the Marks and the System as provided in Subsection A of this Section.
C. CONTINUING OBLIGATIONS
          All obligations of Franchisor and Master Franchisee which expressly or by their nature survive the termination of this Agreement or the expiration of the Development Term shall continue in full force and effect subsequent to and notwithstanding its expiration or termination and until they are satisfied in full or by their nature expire.
14. NON-COMPETITION AND CONFIDENTIALITY
     A. CONFIDENTIALITY AND NON-DISCLOSURE
          Master Franchisee acknowledges that it will receive valuable training regarding the operation of a PLANET BEACH® business, and Confidential Information which is beyond the present skills, experience and knowledge of Master Franchisee and its Owners and Master Franchisee’s employees. The Confidential Information provide by Franchisor in connection with this Agreement constitutes valuable, essential, necessary and indispensable information that Master Franchisee requires and needs in order to perform under this Agreement. Master Franchisee and Restricted Persons shall, at all times during the term hereof and thereafter, use their best endeavors to preserve the confidentiality of all Confidential Information. Master Franchisee shall use Confidential Information only in connection with the rights granted to it under this Agreement. Disclosure and access to Confidential Information shall be limited to Master Franchisee and to other Persons, including Area Representative Franchisees and/or Unit Franchisees, who need the Confidential Information to perform their obligations pursuant to this Agreement, an Area Representative Agreement or a Unit Franchise Agreement and who have signed a confidentiality agreement in the form attached as Exhibit F hereof. Each party undertakes to the other to take all steps that are necessary from time to time to ensure compliance with the provisions of this Section 15.A by its employees, agents and subcontractors. In addition, Master Franchisee shall not disclose the financial terms of this Agreement to any person or persons except to its professional advisors for legitimate business purposes.
          The obligations of confidentiality under this Section 15.A shall not apply where:
(a)	the receiving party is subject to an obligation to disclose the information under law, or the information is required to be disclosed by any competent regulatory authority, by notice or otherwise; or

(b)	the information is already in the receiving party’s possession other than as a result of a breach of this Section 15.A; or
(c)	the information is in the public domain other than as a result of a breach of this Section 15.A.
     B. NON-COMPETITION
          Master Franchisee acknowledges and will ensure that its Owners acknowledge, that it and they will receive valuable training regarding the operation and maintenance of PLANET BEACH® businesses, and Confidential Information which is beyond the present skills, experience and knowledge of Master Franchisee, any Owner and Master Franchisee’s employees. The Confidential Information provided by Franchisor in connection with this Agreement constitutes valuable, essential, necessary and indispensable information that Master Franchisee requires and needs in order to perform under and offer the goods and services described in this Agreement, each and every restriction imposed on Master Franchisee and its Owners in this Section constitutes measures necessary to maintain the identity, integrity and reputation of the System.
          Consequently, Master Franchisee and each Owner shall not, during the Development Term have any interest as an owner, partner, director, officer, employee, consultant, investor, shareholder, licensor, licensee, lender, representative or agent, or in any other capacity, in any Competitive Business: (i) in the Development Area, or (ii) within 5 kilometers of the perimeter of any Assigned Area (Assigned Areas meaning any assigned territory in which Master Franchisee or its Affiliate previously operated a Franchise, or in which any Unit Franchisee operates a Franchise).
          Further, Master Franchisee and each Owner shall not for a period of two (2) years following the expiration or early termination of this Agreement, or with respect to an Owner, commencing when such Owner ceases to meet the definition of Owner under this Agreement, have any interest as an owner, partner, director, officer, employee, consultant, investor, shareholder, licensor, licensee, lender, representative or agent, or in any other capacity, in any Competitive Business:
(i)	which operates or is part of a chain or franchise of a Competitive Business in the Development Area or any part of the Development Area; or
(ii)	without prejudice to the generality of the foregoing, within 0.3 kilometers of the perimeter of any Planet Beach Unit Franchise premises in the Development Area;
          Master Franchisee further covenants that for the period of two (2) years after the expiration or termination for any reason of this Agreement (howsoever arising) the Master Franchisee and each Owner shall not whether itself or together with any other person, firm or company in any capacity whatsoever save as authorized hereunder directly or indirectly solicit customers or former customers of the Business (former customers being persons who have been customers of the Business in the Development Area within the year prior to expiration or termination.

          Nothing contained in this Section, however, shall restrict Master Franchisee and the Owners from (i) holding a 5% Ownership Interest in a Similar Business where neither Master Franchisee nor any Owners have the power to influence the economic conduct of such Similar Business, or (ii) participating in any trade associations or organizations involving Similar Businesses.
          The parties acknowledge and agree that the covenant contained in Section is a reasonable limitation as to time, space, geographic area and scope of activity and does not impose a greater restraint than is necessary to protect the goodwill (reputation) or other business interests of Franchisor. Subject to the terms of this Agreement, if all or any portion of the covenant contained in this Section is held unreasonable or unenforceable by a court or agency having valid jurisdiction in an unappealed decision to which Franchisor is a party, Master Franchisee expressly agreed, and will ensure that the Owners expressly agree to be bound by the lesser covenant subsumed within the terms of the covenant that imposes the maximum duty permitted by law, as if the resulting covenant were separately stated in and made part of this Section.
     C. AREA DEVELOPMENT FRANCHISEES/UNIT FRANCHISEES
          Master Franchisee shall use reasonable commercial and legal endeavors to cause its Area Representative Franchisees and Unit Franchisees to comply with the non-competition and confidentiality restrictions in the Area Representative Agreements and Unit Franchise Agreements.
15. ENFORCEMENT
     A. INFORMAL DISPUTE RESOLUTION
          Prior to filing any judicial or arbitration proceeding, except as provided in Subsection 16.B, the party intending to file such a proceeding shall be required to notify the other party in writing of the existence and the nature of the dispute. Franchisor and Master Franchisee each agree that within fifteen (15) business days of the other party’s receipt of such notice, the Chief Executive, Chief Operating Officer or other senior executive officer of both Franchisor and Master Franchisee shall meet at Franchisor’s corporate offices in Marrero, Louisiana for a minimum of two (2) eight (8) hour days in order to attempt to resolve the dispute amicably. If such informal dispute resolution attempts prove to be unsuccessful, the notifying party may initiate a judicial or arbitration proceeding as described in Subsection B of this Section 16.
     B. ARBITRATION
          Subject to Subsection A of this Section 16, all controversies, disputes or claims arising between the Franchisor, its Affiliates, and their respective officers, directors, shareholders, partners, agents, employees and attorneys (in their representative capacity) and Master Franchisee (and its Owners and the guarantors of this Agreement) arising out of or related to the relationship of the parties hereto, this Agreement or any provision hereof, any

Franchise Agreement or any related agreement, the validity of this Agreement or any provision hereof or any System Standard relating to the establishment or operation of PLANET BEACH® shall be submitted for arbitration to be administered in accordance with the rules and procedures of arbitration of the International Chamber of Commerce (ICC) in Marrero, Louisiana on demand of either party. Such arbitration proceedings shall be conducted before a panel of three (3) neutral arbitrators and, except as otherwise provided in this Agreement, shall be conducted in accordance with the then-current commercial arbitration rules of the ICC for international arbitration. All arbitration proceedings shall be conducted in Marrero, Louisiana. All matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. §§1 et seq.) shall be governed by it. The arbitrators shall have the right to award or include in their award any relief which they deem proper in the circumstances, including without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief, legal fees and costs in accordance with Subsection H of this Section 16, provided that the arbitrators shall not have the authority to award exemplary, punitive or special damages. The award and decision of the arbitrators shall be conclusive and binding upon all parties hereto and judgment upon the award may be entered in any court of competent jurisdiction. The parties further agree to be bound by the provisions of any applicable limitation on the period of time in which claims must be brought under applicable law or this Agreement, whichever is less. The parties further agree that in connection with any such arbitration proceeding, each shall submit or file any claim which would constitute a compulsory counterclaim (as defined by Rule 13 of the United States Federal Rules of Civil Procedure) within the same proceeding as the claim to which it relates. Any such claim which is not submitted or filed as described above shall be barred. Master Franchisee and Franchisor agree that arbitration shall be conducted on an individual, not a class-wide basis and that no arbitration proceeding conducted pursuant to this Agreement shall be consolidated with any other arbitration proceeding involving Franchisor and any other Person, corporation, partnership or entity.
          Notwithstanding anything to the contrary contained in this Subsection B or Subsection A Master Franchisee and Franchisor each have the right in a proper case to obtain temporary restraining orders and temporary or preliminary injunctive relief from a court of competent jurisdiction, provided, however, that the parties agree to contemporaneously submit their dispute for arbitration on the merits as provided herein. The provisions of this Subsection B are intended to benefit and bind certain third party non-signatories and will continue in full force and effect subsequent to, and notwithstanding the expiration of, the Development Term or the termination of this Agreement.
     C. SEVERABILITY AND SUBSTITUTION OF VALID PROVISIONS
          All provisions of this Agreement are severable and this Agreement shall be interpreted and enforced as if all completely invalid or unenforceable provisions were not contained herein and partially valid and enforceable provisions shall be enforced to the extent valid and enforceable. To the extent that the post-termination restrictive covenant set forth in Subsection 15.B is deemed unenforceable by virtue of its scope in terms of geographic area, activity prohibited or length of time, but may be made enforceable by reductions of any of them, Master Franchisee and the Franchisor agree that same shall be enforced to the fullest extent permissible under the laws and public policies applied in the jurisdiction in which enforcement is sought. If any applicable and binding law or rule of any jurisdiction requires a greater prior notice of the termination of this Agreement than is required hereunder or the taking of some other action not required hereunder, or if under any applicable and binding law or rule of any jurisdiction, any provision of this Agreement or any specification, standard or operating procedure prescribed by the Franchisor is invalid or unenforceable, the prior notice and/or other action required by such law or rule shall be substituted for the comparable requirements hereof, and Franchisor shall have the right, in its sole discretion, to modify such invalid or unenforceable provision, specification, standard or operating procedure to the extent required to be valid and enforceable. Such modifications to this Agreement shall be effective only in such jurisdiction and shall be enforced as originally made and entered into in all other jurisdictions.
     D. WAIVER OF OBLIGATIONS
          The Franchisor and Master Franchisee may by written instrument unilaterally waive any obligation of or restriction upon the other under this Agreement. No acceptance by the Franchisor of any payment by Master Franchisee or any other Person or entity and no failure, refusal or neglect of the Franchisor or Master Franchisee to exercise any right under this Agreement or to insist upon full compliance by the other with its obligations hereunder shall constitute a waiver of any provision of this Agreement. Franchisor makes no warranties or guarantees upon which Master Franchisee may rely, and assumes no liability or obligation to Master Franchisee, by granting any waiver, approval, or consent to Master Franchisee, or by reason of any neglect, delay, or denial of any request therefore. Any waiver granted by Franchisor shall be without prejudice to any other rights Franchisor may have, will be subject to continuing review by Franchisor, and may be revoked, in Franchisor’s sole discretion, at any time and for any reason, effective upon delivery to Master Franchisee of ten (10) days’ prior written notice. Franchisor and Master Franchisee shall not be deemed to have waived or impaired any right, power or option reserved by this Agreement (including, without limitation, the right to demand exact compliance with every term, condition and covenant herein, or to declare any breach thereof to be a default and to terminate this Agreement prior to the expiration of its term), by virtue of any custom or practice of the parties at variance with the terms hereof; any failure, refusal, or neglect of Franchisor or Master Franchisee to exercise any right under this Agreement or to insist upon exact compliance by the other with its obligations hereunder, including, without limitation, any System Standard; any waiver, forbearance, delay, failure, or omission by Franchisor to exercise any right, power, or option, whether of the same, similar or different nature, with respect to any PLANET BEACH® business or any franchise agreement; or the acceptance by Franchisor of any payment from Master Franchisee after any breach of this Agreement.
          Neither Franchisor nor Master Franchisee shall be liable for loss or damage or deemed to be in breach of this Agreement if its failure to perform its obligations results from any of the following and is not caused or exacerbated by the non-performing party: compliance with any law, ruling, order, regulation, requirement, or instruction of any government or any department or agency thereof; acts of God; or acts of war or insurrection. Any delay resulting from any of said causes or occurrences shall extend performance accordingly or excuse performance, in whole or in part, as may be reasonable, except that said causes shall not excuse payment of amounts owed at the time of such occurrence or payment of Royalty Fees thereafter.

     E. RIGHTS OF PARTIES ARE CUMULATIVE
          The rights of Franchisor and Master Franchisee hereunder are cumulative and no exercise or enforcement by Franchisor or Master Franchisee of any right or remedy hereunder shall preclude the exercise or enforcement by Franchisor or Master Franchisee of any other right or remedy hereunder or which Franchisor or Master Franchisee is entitled by law to enforce.
     F. WAIVER OF PUNITIVE DAMAGES AND JURY TRIAL
          Master Franchisee hereby waives to the fullest extent permitted by law, any right to or claim for any punitive, exemplary or special damages against Franchisor and agrees that in the event of a dispute between them, except as otherwise provided herein, Master Franchisee shall be limited to the recovery of any actual damages sustained by it. Franchisor and Master Franchisee irrevocably waive trial by jury in any action, proceeding or counterclaim, whether at law or in equity, brought by either of them.
     G. LIMITATION OF CLAIMS
          Except with regard to Master Franchisee’s obligations to pay to Franchisor Unit Franchise related Initial Franchisee Fees, Royalty Fees and other payments due to Franchisor and/or its Affiliates pursuant to this Agreement, any and all claims arising out of or relating to this Agreement or the relationship of Master Franchisee and Franchisor shall be barred unless an arbitration proceeding is commenced within one (1) year from the date Franchisor or Master Franchisee knew or, exercising reasonable diligence should have known, of the facts giving rise to such claims.
     H. COSTS AND LEGAL FEES
          If Franchisor or Master Franchisee is required to enforce this Agreement in a judicial or arbitration proceeding, the party prevailing in such proceeding shall be reimbursed by the other party for its costs and expenses, including without limitation reasonable attorneys’ fees (for attorneys and legal assistants), accountants’ fees, and expert witness fees, costs of investigation and proof of facts, court costs, other litigation expenses and travel and living expenses, whether incurred prior to, in preparation for or in contemplation of the filing of any such proceeding. If the Franchisor is required to engage legal counsel in connection with any failure by Master Franchisee to comply with this Agreement, Master Franchisee shall reimburse Franchisor for any of the above-listed costs and expenses incurred by it. If and when Franchisor takes any action in a competent court on any matter related in any way to this Agreement, any cost order granted in favor of Franchisor will be deemed to be between attorney and own client.
     I. GOVERNING LAW/CONSENT TO JURISDICTION
          Master Franchisee and Franchisor agree that, except to the extent governed by the United States Federal Arbitration Act (9 U.S.C. §§1 et seq.), the United States Trademark Act of 1946 (Lanham Act, 15 U.S.C. Section 1051 et seq.) or other federal law, this Agreement and the relationship of the parties hereto shall be governed by the internal laws of the State of Louisiana, United States, except that the internal laws of the State of Louisiana’s choice of law and conflict of law rules shall not apply. Master Franchisee and Franchisor agree that any action against Master Franchisee arising out of or relating to this Agreement seeking an order pursuant to Subsection 16.B or the enforcement of an arbitration award may be brought in a state or federal court of general jurisdiction in the State of Louisiana. Franchisor may file an action seeking an order pursuant to Subsection 16.B or to enforce any arbitration award, judgment or order in any such court or in any court located in the Country. Master Franchisee irrevocably submits to the jurisdiction of such courts and waives any objection it may have to either the jurisdiction or venue of such courts.
     J. BINDING EFFECT
          This Agreement is binding upon the parties hereto and their respective executors, administrators, heirs, assigns, novatees and successors in interest, and shall not be modified except by written agreement signed by both Master Franchisee and Franchisor.
     K. CONSTRUCTION
          The preambles and exhibits are a part of this Agreement, which constitutes the entire agreement of the parties, and, except for Franchise Agreements, there are no other oral or written understandings or agreements between Franchisor and Master Franchisee relating to the subject matter of this Agreement. The headings of the several sections and subsections hereof are for convenience only and do not define, limit or construe the contents of such sections or subsections. The term “Master Franchisee” as used herein is applicable to one or more Persons, a corporation or a partnership, as the case may be, and the singular usage includes the plural and the masculine and neuter usages include the other and the feminine. If two or more Persons are at any time Master Franchisee hereunder, whether or not as partners or joint venturers, their obligations and liabilities to Franchisor shall be joint and several. This Agreement may be executed in multiple copies, each of which shall be deemed an original. In this Agreement reference to Irish or English statutes or statutory provisions include those statutes or statutory provisions as amended extended consolidated re-enacted or replaced from time to time and to any order regulations instruments or other subordinate legislation and to any former statute or statutory provision replaced (with or without modification) by the statute or statutory provision referred to except to the extent that any amendment or modification enacted after the date of this Agreement would increase or extend the liability of any party to this Agreement.
     L. GOVERNING LANGUAGE
          This Agreement and the Operations Manual originally will be written in the English language, and all questions of interpretation of this Agreement or the Operations Manual shall be resolved by reference to the same as written in English.

     M. FORCE MAJEURE
          If a party’s default under this Agreement (other than Master Franchisee’s obligations with respect to insurance and indemnification, and to pay all fees and other amounts due to Franchisor and its affiliates under this Agreement or any other agreement between either of them and Master Franchisee), is caused in whole or in part by a force majeure, such default and any right of the other party to terminate this Agreement for such default is suspended for as long as the default is reasonably caused by such force majeure. Any suspension is effective only from the delivery of a notice of the force majeure to the other party stating the party’s intention to invoke the force majeure. However, if such suspension continues for longer than six months and such default still exists, either party has the right to terminate this Agreement upon 30 days notice to the other party. Neither party shall consider the termination as being due to the default of the other party. Events of force majeure are those that cannot be prevented, avoided or removed by the party invoking the force majeure despite the exercise of reasonable diligence, including acts of God, actions of the elements, lockouts, strikes, wars, riots, civil commotion, and acts of governmental authorities, (not including a governmental authority’s delaying or refusing to grant building permits, licenses and other permissions and approvals), and except as specifically provided for elsewhere in this Agreement.
     16. NOTICES, REPORTS, PAYMENTS AND ADDRESS FOR SERVICE
          All written notices, reports, payments and address for service permitted or required to be delivered by the provisions of this Agreement or of the Operations Manual shall be deemed so delivered at the time delivered by hand, one (1) business day after transmission by facsimile, telecopy or other electronic system (evidenced by a machine generated receipt), five (5) business days after being placed in the hands of a commercial courier service for express delivery or ten (10) business days after placement with a government mail service by Registered or Certified Mail (or the equivalent), Return Receipt Requested, postage prepaid. All such notices, reports and payments shall be addressed to the parties as follows:

If to Franchisor:	PLANET BEACH INTERNATIONAL, L.L.C.
5161 Taravella Road
Marrero, LA 70072
Attention: Nina Rabito

If to Master Franchisee:

Attention:

     A change by any party with respect to the address for delivery of all such notices and reports must be delivered in writing to the other party within ten (10) business days of any such change in address. Any required payment or report not actually received by Franchisor during regular business hours on the date due (or postmarked by government postal authorities at least two (2) days prior thereto) will be deemed delinquent. For purposes of this Agreement, the terms “Business Day” shall exclude Saturdays, Sundays and official holidays.

17. INDEPENDENT ADVICE
     You acknowledge that in giving you advice, assisting you to establish this master franchise business, recommending equipment and materials and assessing your suitability for the business, we have based our recommendations on experience actually obtained in practice but that we do not give any guarantee or warranty with regard to such matters or generally in connection with the sales volume, profitability or any other aspect of the Business. You acknowledge that your decision to enter into this Agreement has been taken solely on the basis of your personal judgment and experience having taken independent advice. Accordingly, you acknowledge that no representation, warranty, inducement or promise express or implied had been made by us or relied upon by you in entering into this Agreement. Nothing in this Section or any other Section in this Agreement excludes or limits either parties’ liability for fraud or fraudulent misrepresentation.
18. THIRD PARTY RIGHTS.
     Except where expressly provided to the contrary, this Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person who is not named at the date of this Agreement as a party to it, or any person who claims rights under applicable law or otherwise and neither party can declare itself a trustee of the rights under it for the benefit of any third party. The parties to this Agreement reserve the right to rescind or vary this Agreement without the consent of any third party who is expressly entitled to enforce this Agreement. The Master Franchisee acknowledges that its breach of this Agreement may cause loss or damage to Franchisor’s Affiliates. Master Franchisee agrees that notwithstanding this Section, such loss or damage shall be deemed to be the loss of Franchisor and may be recovered by Franchisor.
THE NEXT PAGE IS THE SIGNATURE PAGE

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement in multiple counterparts on the day and year first above written.

SIGNED in the presence of.	PLANET BEACH INTERNATIONAL L.L.C.

WITNESS	By:

Printed Name:	Its:

Date:

Location: United States

WITNESS
Printed Name:

SIGNED in the presence of.	MASTER FRANCHISEE:

WITNESS	By:

Printed Name:	Its:

Date:

Location:

WITNESS
Printed Name:

EXHIBIT A
TO THE MASTER FRANCHISE AGREEMENT
BY AND BETWEEN
PLANET BEACH INTERNATIONAL, L.L.C.
AND

DATED                      2008
DEVELOPMENT AREA
     The Development Area referred to in Section 2 of the captioned agreement shall be the geographic area described as follows:
Territory

PLANET BEACH INTERNATIONAL, L.L.C.	Master Franchisee

By:	By:

Its:	Its:

EXHIBIT B
TO THE MASTER FRANCHISE AGREEMENT
BY AND BETWEEN
PLANET BEACH INTERNATIONAL, L.L.C.
AND

DATED                      2008
DEVELOPMENT SCHEDULE

	Minimum Number of
	Unit Franchises to	Cumulative Number of Unit
	be developed during	Franchises in Operation
Development Period	the Development	at the end of the
Conclusion Date	Period	Development Period
Effective Date	0	0
Year 1	1	1
Year 2	2	3
Year 3	4	7
Year 4 and every year thereafter	4	11 (4 additional per year)
     One (1) is the minimum number of Unit Franchises to be developed during the development period in year one, and two (2) is the minimum number of Unit Franchises to be developed during the development period in year 2. Four (4) units will be required for the third and every year thereafter until market saturation. The parties shall meet on an annual basis to assess market saturation after 25 Unit Franchises are developed and to review this Development Schedule, and to determine whether any amendments to this Schedule are necessary or desirable.
     Each Development Period begins on the anniversary of the Effective Date of this Agreement and ends on the day prior to the following anniversary of the Effective Date. For purposes of determining compliance with the Development Schedule, only the Franchised Units actually open or in active stages of development, including site selection as of the last day of the Development Period will be counted toward the number of Franchised Units required to be open and continuously operating for the applicable period. PLANET BEACH INTERNATIONAL, L.L.C. MASTER FRANCHISEE

PLANET BEACH INTERNATIONAL, L.L.C.	MASTER FRANCHISEE

By:	By:

Its:	Its:

EXHIBIT C
TO THE MASTER FRANCHISE AGREEMENT
BY AND BETWEEN
PLANET BEACH INTERNATIONAL, L.L.C.
AND

DATED                      2008
OWNERSHIP INTERESTS
     Master Franchisee represents and warrants that it is duly organized and validly existing in good standing under the laws of the jurisdiction of its incorporation or organization, is qualified to do business in all jurisdictions in which its business activities or the nature of properties owned by Master Franchisee requires such qualification, and has the corporate or other authority to execute, deliver and carry out all of the terms of this Agreement.
     Master Franchisee further represents and warrants that all Owners and their interests in Master Franchisee are completely and accurately listed on this Exhibit C and that Master Franchisee will execute such revised Exhibits C as may be necessary during the term of this Agreement to reflect any changes in the information contained in the original Exhibit C such that this Exhibit C at all times accurate reflects the ownership of Master Franchisee.
     1. Ownership Structure. Master Franchisee is a corporation, limited liability company, partnership or other entity, Master Franchisee and its Owners represent and warrant that the Ownership structure of Master Franchisee is as follows:

Name of Owner, Shareholder Member or Partner	Percentage Of Total Ownership Interest

___%

___%

___%

___%
Master Franchisee, its Owners, shareholders, members or partners listed above (the “Named Persons”) are not named and will not be named as “Specially Designated Nationals” or “Blocked Persons” as designated by the United States Department of the Treasury’s Office of Foreign Asset Control. The Named Persons are not and will not become controlled by, or act directly or indirectly on behalf of, the governmental authorities of any country that is subject to a United States embargo. No governmental entity, official of an international organization, political party or official of any political party, or candidate for public office has any direct or indirect ownership interest in the Named Persons or in the respective revenues or profits.
DATED:

MASTER FRANCHISEE:

By:

Its:

OWNER
Print Name:

OWNER
Print Name:

OWNER
Print Name:

OWNER
Print Name:

EXHIBIT D
TO THE MASTER FRANCHISE AGREEMENT
BY AND BETWEEN
PLANET BEACH INTERNATIONAL, L.L.C.
AND

DATED                      2008
FEE PAYMENTS
1. The Development Fee referred to in Subsection 7.A of this Agreement shall be $80,000US Franchisor acknowledges receipt of Master Franchisee’s deposit of $30,000US. Accordingly, the remaining amount of the Development Fee payable on the Execution Date is $50,000US.
2. The Unit Franchise Fee referred to in Subsection 7.B of this Agreement shall be Nine Thousand Dollars ($9,000US) upon the sale of each individual Unit Franchise within the Development Area and are due at the earlier of once the funds are cleared or on signing of the Unit Franchise Agreement. For each “Three-Unit” pack, which refers to the sale of three units to one Unit Franchisee at the same time, the Unit Franchise Fee referred to in Subsection 7.B of this Agreement shall be Thirteen Thousand Dollars ($13,000US) in the aggregate. For each “Five-Unit” pack, which refers to the sale of five units to one Unit Franchisee at the same time, the Unit Franchise Fee referred to in Subsection 7.B of this Agreement shall be Fifteen Thousand Dollars ($15,000US) in the aggregate. Finally, for each “Ten-Unit” pack, which refers to the sale of ten units to one Unit Franchisee, the Unit Franchise Fee referred to in Subsection 7.B of this Agreement shall be Twenty Five Thousand Dollars ($25,000US) in the aggregate.
3. In the event Area Representative Rights are given, the Unit Franchise Fee referred to Section 7.B of this Agreement shall be Nine Thousand Dollars ($9,000US).
4. The Royalty Fees referred to in Subsection 7.C of this Agreement shall be 1.8% of the Gross Sales of the Franchises within the Development Area.

PLANET BEACH INTERNATIONAL, L.L.C.	MASTER FRANCHISEE

By:	By:

Its:	Its:

EXHIBIT E
TO THE MASTER FRANCHISE AGREEMENT
BY AND BETWEEN
PLANET BEACH INTERNATIONAL, L.L.C.
AND

DATED                      2008
TRADEMARKS
     As of the date of this Agreement, Master Franchisee shall be authorized to use the following Marks in connection with the franchising of the PLANET BEACH® business pursuant to this Agreement:

MARK	COUNTRY	APPLICATION NO.

EXHIBIT F
PART A
NON-DISCLOSURE AGREEMENT TO BE USED BY MASTER FRANCHISEE
(DIRECTORS, OFFICERS, AGENTS, PRINCIPAL OR AFFILIATE)
Date:
     I am a director, officer, agent, principal or affiliate of                                          (the “Master Franchisee”), who is the                      master franchisee of the PLANET BEACH® franchise system (the “System”).
     I acknowledge that in the course of my exposure to the System, I will have access to certain Confidential Information (defined below) about the System’s methods of establishing, developing, operating and maintaining PLANET BEACH® businesses, which is confidential and not available to the public in general.
     I understand that a great amount of time and money has been spent to develop the Confidential Information and I acknowledge that competitive business interests of the Master Franchisee and other franchisees, master franchisees and the franchisor of the System (“Franchisor”) could be severely and irreparably damaged if the Confidential Information revealed to me were to be disclosed to any third person, become available to the public in general, or be used by me to compete with the Master Franchisee or other franchisees, master franchisees or the Franchisor.
In consideration of obtaining access to the Confidential Information, I agree as follows:
1.	“Confidential Information” means information or material relating to the System that is not generally available, known or used by others, or the utility or value of which is not generally known or recognized as standard practice, including operations manuals, technical manuals, financial data, software, training programs, techniques, processes, ideas, concepts, customer and supplier information.
2.	I will not directly or indirectly disclose to any third party or use for myself any Confidential Information which I have learned or may learn in the future, except as necessary to perform my duties in relation to the Master Franchisee. I agree that these restrictions will apply indefinitely in the future and will only cease with respect to particular Confidential Information when that Confidential Information becomes publicly available through no fault of mine.
3.	While I am a director, officer, agent, principal or affiliate of the Master Franchisee, and for a period of one (1) year from the date I cease to be a director, officer, agent, principal or affiliate of the Master Franchisee, I will not:
(a)	use, advise on the use of, or in any manner knowingly enter into or be employed in any business which uses any of the Confidential Information; or

(b)	directly or indirectly hire or solicit for hire any current or former employee of the Master Franchisee or of any other franchisee, master franchisee or the Franchisor or encourage any such employee to leave his or her employment.
4.	My obligations under this Agreement bind me and my heirs and assigns or novatees and are for the benefit of the System, the Master Franchisee, other franchisees, master franchisees and the franchisor of the System and their successors and assigns or novatees. My obligations under this Agreement are in addition to all other obligations I have under the law. Master Franchisee and Franchisor shall each have the right to enforce the terms of this Agreement.
5.	I acknowledge that the System, Master Franchisee, other franchisees, master franchisees and the franchisor of the System will suffer irreparable harm if I violate or breach the promises I have made in this Agreement. I also acknowledge that the restrictions set out in this Agreement are reasonable in order to protect the legitimate business interests of Master Franchisee and Franchisor. I agree that my failure to adhere to the restrictions contained in those clauses will constitute unfair competition to Master Franchisee and Franchisor and I acknowledge the difficulty of accurately determining the tangible and intangible damages which Master Franchisee and Franchisor will suffer if I breach any of those restrictions. Accordingly, I agree to the granting without prior notice (to the extent that applicable notice requirements may be waived) of temporary and permanent injunctions against any such breach, and to indemnify Master Franchisee and Franchisor for all costs and expenses (including all legal fees and other expenses on a full indemnity basis in accordance with accounts actually rendered) incurred by Master Franchisee and Franchisor in seeking to obtain such injunctions or maintaining the same, or obtaining any other relief.
6.	If any item or provision contained in this Agreement or any part thereof (in this clause called the “offending provision”) shall be declared or become unenforceable invalid or illegal for any reason whatsoever, the other terms and provisions of this Agreement shall remain in full force and effect as if this Agreement had been executed without the offending provision appearing herein.
7.	While the restrictions above are considered by both me and Master Franchisee and Franchisor to be reasonable in all the circumstances it is agreed that if such restrictions shall taken together be judged to go beyond what is reasonable in all the circumstances for the protection of Master Franchisee and Franchisor but would be judged reasonable if part or parts of the wording thereof were deleted the said restrictions shall apply with words deleted.
8.	This Agreement and all rights and obligations of the parties hereunder will be governed by, and construed and interpreted in accordance with the laws of the State of Louisiana and the parties submit to the non exclusive jurisdiction of the state or federal courts of Louisiana.

9.	All written notices and address for service permitted or required to be delivered by the provisions of this Agreement shall be deemed so delivered at the time delivered by hand, one (1) business day after transmission by facsimile, telecopy or other electronic system (evidenced by a machine generated receipt), five (5) business days after being placed in the hands of a commercial courier service for express delivery or ten (10) business days after placement with a government mail service by Registered or Certified Mail (or the equivalent), Return Receipt Requested, postage prepaid. All such notices shall be addressed to the parties as follows:

If the Franchisor:	Planet Beach International, L.L.C.
5161 Taravella Rd.
Marrero, Louisiana 70072
Attention: Nina Rabito

If to Master Franchisee:

Attention

If to director, officer, agent, principal or

affiliate of Master Franchisee:

Attention

10.	A change by any party with respect to the address for delivery of all such notices must be delivered in writing to the other parties within ten (10) business days of any such change in address. For purposes of this Agreement, the term “business day” shall exclude Saturdays, Sundays and public holidays.
IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date shown above the undersigned’s signature.

DATED:

Signature

Print Name

PART B
NON-DISCLOSURE AGREEMENT TO BE USED BY MASTER FRANCHISEE
(EMPLOYEES)
Date:
     I am an employee of                                                                                                        (the “Master Franchisee”), who is the                      master franchisee of the PLANET BEACH® franchise system (the “System”).
     I acknowledge that in the course of my exposure to the System, I will have access to certain Confidential Information (defined below) about the System’s methods of establishing, developing, operating and maintaining PLANET BEACH® businesses, which is confidential and not available to the public in general.
     I understand that a great amount of time and money has been spent to develop the Confidential Information and I acknowledge that competitive business interests of the Master Franchisee and other franchisees, master franchisees and the franchisor of the System (“Franchisor”) could be severely and irreparably damaged if the Confidential Information revealed to me were to be disclosed to any third person, become available to the public in general, or be used by me to compete with the Master Franchisee or other franchisees, master franchisees or the Franchisor.
In consideration of obtaining access to the Confidential Information, I agree as follows:
1.	“Confidential Information” means information or material relating to the System that is not generally available, known or used by others, or the utility or value of which is not generally known or recognized as standard practice, including operations manuals, technical manuals, financial data, software, training programs, techniques, processes, ideas, concepts, customer and supplier information.

2.	I will not directly or indirectly disclose to any third party or use for myself any Confidential Information which I have learned or may learn in the future, except as necessary to perform my duties in relation to the Master Franchisee. I agree that these restrictions will apply indefinitely in the future and will only cease with respect to particular Confidential Information when that Confidential Information becomes publicly available through no fault of mine.

3.	While I am an employee of the Master Franchisee, and for a period of six (6) months from the date I cease to be an employee of the Master Franchisee, I will not:
(a)	use, advise on the use of, or in any manner knowingly enter into or be employed in any business which uses any of the Confidential Information; or

(b)	directly or indirectly hire or solicit for hire any current or former employee of the Master Franchisee or of any other franchisee, master franchisee or the franchisor of the System or encourage any such employee to leave his or her employment.
4.	My obligations under this Agreement bind me and my heirs and assigns and are for the benefit of the System, the Master Franchisee, other franchisees, master franchisees and the Franchisor and their successors and assigns. My obligations under this Agreement are in addition to all other obligations I have under the law. Master Franchisee and Franchisor shall each have the right to enforce the terms of this Agreement.

5.	I acknowledge that the System, Master Franchisee, other franchisees, master franchisees and the Franchisor will suffer irreparable harm if I violate or breach the promises I have made in this Agreement. I also acknowledge that the restrictions set out in this Agreement are reasonable in order to protect the legitimate business interests of Master Franchisee and Franchisor. I agree that my failure to adhere to the restrictions contained in those clauses will constitute unfair competition to Master Franchisee and Franchisor and I acknowledge the difficulty of accurately determining the tangible and intangible damages which Master Franchisee and Franchisor will suffer if I breach any of those restrictions. Accordingly, I agree to the granting without prior notice (to the extent that applicable notice requirements may be waived) of temporary and permanent injunctions against any such breach, and to indemnify Master Franchisee and Franchisor for all costs and expenses (including all legal fees and other expenses on a full indemnity basis in accordance with accounts actually rendered) incurred by Master Franchisee and Franchisor in seeking to obtain such injunctions or maintaining the same, or obtaining any other relief.

6.	If any item or provision contained in this Agreement or any part thereof (in this clause called the “offending provision”) shall be declared or become unenforceable invalid or illegal for any reason whatsoever, the other terms and provisions of this Agreement shall remain in full force and effect as if this Agreement had been executed without the offending provision appearing herein.

7.	While the restrictions above are considered by both me and Master Franchisee and Franchisor to be reasonable in all the circumstances it is agreed that if such restrictions shall taken together be judged to go beyond what is reasonable in all the circumstances for the protection of Master Franchisee and Franchisor but would be judged reasonable if part or parts of the wording thereof were deleted the said restrictions shall apply with words deleted.

8.	This Agreement and all rights and obligations of the parties hereunder will be governed by, and construed and interpreted in accordance with the laws of Territory and the parties submit to the non exclusive jurisdiction of the Territory courts.

9.	All written notices and address for service permitted or required to be delivered by the provisions of this Agreement shall be deemed so delivered at the time delivered by hand, one (1) business day after transmission by facsimile, telecopy or other electronic system (evidenced by a machine generated receipt), five (5) business days after being placed in the hands of a commercial courier service for express delivery or ten (10) business days after placement with a government mail service by Registered or Certified Mail (or the equivalent), Return Receipt Requested, postage prepaid. All such notices shall be addressed to the parties as follows:

If the Franchisor:	Planet Beach International, L.L.C.
5161 Taravella Rd.
Marrero, Louisiana 70072
Attention: Nina Rabito

If to Master Franchisee:

Attention

If to employee of Master Franchisee:

Attention

A change by any party with respect to the address for delivery of all such notices must be delivered in writing to the other parties within ten (10) business days of any such change in address. For purposes of this Agreement, the term “business day” shall exclude Saturdays, Sundays and public holidays.
IN WITNESS WHEREOF, the undersigned has entered into this Agreement as of the date shown above the undersigned’s signature.

DATED:

Signature

Print Name

EXHIBIT G
GUARANTEE AND INDEMNITY
FOR OBLIGATIONS UNDER
THE MASTER FRANCHISE AGREEMENT
     In consideration of Planet Beach International, L.L.C., a corporation organized under the laws of the State of Louisiana, U.S.A. with its principal place of business at 5161 Taravella Rd., Marrero, Louisiana, U.S.A. (the “Franchisor”) entering into a Franchise Agreement dated the [          ] day of [               ] 200 [ ] (the “Franchise Agreement”) with [           ] of [                ] (the “Franchisee”) at the request of [                     ] (the “Guarantor”), being the [shareholder/director] of the Franchisee, the Guarantor enters into this guarantee and indemnity (the “Guarantee”) on the following terms:
Scope Of Guarantee
1.	The Guarantor hereby irrevocably and unconditionally (and where there is more than one Guarantor, jointly and severally):
(i)	guarantees to the Franchisor the due and prompt payment by the Franchisee of all monies which are now or shall at any time be due owing or incurred by the Franchisee under or in connection with the Franchise Agreement together with all commission, fees, charges, legal costs and other costs and expenses, including any tax liability incurred by the Franchisor under or in connection with the Franchise Agreement; and

(ii)	undertakes to perform or to procure the performance and observance by the Franchisee of any and all obligations contained in any document evidencing, securing, renewing, extending or pertaining to the Franchise Agreement.
2.	As a separate and primary obligation, the Guarantor irrevocably and unconditionally (and where there is more than one Guarantor jointly and severally) agrees to indemnify, keep indemnified and hold harmless the Franchisor from and against all costs (including the costs of enforcement), expenses, liabilities (including any tax liability), losses, damages, claims, demands, proceedings or legal costs (on a full indemnity basis) and judgments awarded against the Franchisor or which the Franchisor incurs or suffers as a result of the breach, error, fault, negligence, act or omission of the Franchisee under or in connection with the Franchise Agreement or as a result of the Franchisee not having the legal capacity to enter into any of the obligations or liabilities under the Franchise Agreement.

3.	If any sum payable by the Guarantor under this Guarantee is not paid when due then, without prejudice to the Franchisor’s other rights under this Guarantee, that sum shall bear interest from the due date until payment is made in full, both before and after judgment, at the rate provided in the Franchise Agreement.

Liability Of Several Guarantors
4.	Where there is more than one guarantor under this Guarantee:
(i)	the term “Guarantor” in this Guarantee refers to each of the Guarantors and to all of them;

(ii)	their obligations as Guarantor are joint and several;

(iii)	the Franchisor may enforce this Guarantee against all or any of them;

(iv)	any notice or demand may be served on all of them by serving on any one of them;

(v)	this Guarantee remains binding on the other Guarantors, even if:
(a)	any Guarantor failed to enter into this Guarantee;

(b)	this Guarantee is not binding on any Guarantor; or

(c)	the Franchisor shall release any Guarantor from liability under this Guarantee.
Performance on demand
5.	The Guarantor must fulfil its obligations under this Guarantee as soon as the Franchisor demands that it does so. There is no limit to the number of times the Franchisor can make a demand.
Guarantor Not Discharged
6.	This Guarantee is a continuing obligation and shall remain in full force and effect until all (but not partial) sums payable by and the obligations of the Franchisee referred to in paragraph 1 above have been irrevocably paid and discharged in full. If the Guarantor is an individual, this Guarantee remains security against the Guarantor and his curator or legal guardian and his estate shall remain liable in respect of this Guarantee following the Guarantor’s death or mental incapacity until the Franchisor releases him in writing.

7.	The obligations of the Guarantor under this Guarantee shall not be terminated, reduced, discharged or otherwise affected by anything which as a matter of law would otherwise terminate, reduce, discharge or otherwise affect them, including:
(i)	the granting of any indulgence or extension of time by the Franchisor to the Franchisee, the Guarantor or any other person;

(ii)	the Franchisor’s neglect or failure to enforce any covenants in the Franchise Agreement against the Franchisee or waiver of any breaches or defaults under the Franchise Agreement;

(iii)	the total or partial release of liability of the Franchisee or of a Guarantor by the Franchisor;

(iv)	the entry into any arrangement, composition or compromise relating to the Franchise Agreement between the Franchisor and the Franchisee and/or any other person;

(v)	the variation of any provision of the Franchise Agreement between the Franchisor and the Franchisee;

(vi)	the Franchisee’s liability under the Franchise Agreement being or becoming invalid, illegal or unenforceable, including through any act, omission or legislation;

(vii)	any security held or taken at any time by the Franchisor being void, voidable, defective or unenforceable;

(viii)	the disclaimer of the Franchise Agreement following the Franchisee’s insolvency;

(ix)	any change in the constitution, name or style or death or bankruptcy, liquidation, insolvency, administration or winding up of the Franchisee, the Franchisor, the Guarantor or any other person; or

(x)	the Franchisee granting any security or other rights to the Franchisor (or any other person);

(xi)	any amendment of the terms on which any security or other rights are granted to the Franchisor, any step being taken in connection with any security or other rights (to enforce them, to release them or to do anything else) or any omission to take any step by the Franchisor in connection with any security or other rights which could or should have been taken;

(xii)	any act, omission, matter or thing which although could affect the liability of a surety, would not affect liability of a principal debtor, or which, but for this provision, might operate to exonerate, discharge, reduce or extinguish the Guarantor’s liability under this Guarantee.
Additional security
8.	This Guarantee is in addition to and is not prejudiced by and does not prejudice any other security, right or remedy held by or available to the Franchisor at any time whether against the Guarantor, the Franchisee or any other person. If the Franchisor holds any other security for or right in respect of all or any of the monies hereby guaranteed, the Franchisor need not resort to that other security or right before enforcing its rights against the Guarantor under this Guarantee.

No interference with Franchisor’s rights
8.1	The Guarantor agrees that, until all debts and liabilities due or incurred by the Franchisee to the Franchisor under the Franchise Agreement have been paid in full (the “Debts”), it will not:
(i)	hold the benefit of any security (including any guarantee or indemnity) in respect of any liability it might incur under this Guarantee;

(ii)	take any step against the Franchisee (or any co-surety) in respect of any liability the Guarantor might incur under this Guarantee (for example, the Guarantor will not attempt, whether on the basis of subrogation or otherwise, to claim reimbursement of any payment, to exercise a right of set-off, indemnity or contribution in respect of any payment or to enforce any security);

(iii)	exercise any right it might have, whether on the basis of subrogation or otherwise, to share in any security held by the Franchisor in respect of any Debts; or

(iv)	in any insolvency proceedings (or analogous proceedings) affecting the Franchisee (or any co-surety), submit any proof or other claim or rank as a creditor in competition with the Franchisor (or with any trustee or agent acting on its behalf).
8.2	Clause 8.1 applies whatever the amount of the Debts at the relevant time and regardless of whether the Guarantor has been notified before then of any change in the amount of the Debts.

8.3	Despite the prohibition in clause 8.1 where the Franchisor instructs the Guarantor in writing to take any of the steps referred to in that clause, the Guarantor must take such steps , in accordance with the Franchisor’s written instructions. The Franchisor will not be liable for any costs incurred by the Guarantor in doing so.

8.4	Clause 8.5 applies where:
(a)	at any time, the Guarantor holds the benefit of any security or receives any money or other property or rights:
(i)	in breach of clause 8.1; or

(ii)	as a result of taking any action under clause 8.3; and
(b)	at any time after the Franchisor makes a demand under clause 5, the Guarantor receives any money or other property or rights from the Franchisee.
8.5	Until the Debts have been paid in full, the Guarantor must hold the relevant property for the benefit of the Franchisor, to be applied in or towards paying the Guarantor’s liabilities under this Guarantee. If, at any time, the aggregate amount of the property required to be held for the benefit of the Franchisor under this clause 8.5 would otherwise exceed the amount of the Guarantor’s liabilities under this Guarantor at that time, this clause 8.5 will not apply with regard to the excess amount.
Miscellaneous
9.	All payments to be made by the Guarantor to the Franchisor under this Guarantee shall be made on the due date and in same day funds and to such account as the Franchisor shall specify and shall be made (a) without set-off, counterclaim or condition; (b) in the currency such payment was due as provided in the Franchise Agreement and (c) free and clear of, and without deduction for or on account of, any present or future taxes, levies, duties, charges, fees or deductions of any nature unless the Guarantor is required by law or regulation to make any such deduction or withholding, in which event such payment shall be increased by such amount as may be necessary to ensure that the Franchisor receives a net amount, which, after such deduction or withholding, is equal to the full amount which the Franchisor would have received had such payment not been subject to such deduction or withholding. The Guarantor shall indemnify the Franchisor against any liability of the Franchisor in respect of such deduction and withholding and shall promptly supply the Franchisor with copies of applicable tax receipts.
10.	Any release, settlement, discharge or arrangement between the Guarantor and the Franchisor is conditional upon no assurance, security or payment by any person to the Franchisor being void, set aside or ordered to be refunded for any reason whatever including under any enactment, decree or regulation relating to bankruptcy, liquidation or insolvency. If the aforesaid condition is not fulfilled, the Franchisor may enforce this Guarantee subsequently as if such release, settlement, discharge or arrangement had not occurred and any such assurance, security or payment had not been made or given.
Partial invalidity
11.	If any provision of this Guarantee is illegal, invalid or unenforceable in any respect under the law of any jurisdiction, this does not affect:

11.1	the legality, validity or enforceability of the other provisions of this Guarantee; or

11.2	the legality, validity or enforceability of the affected provision under the law of any other jurisdiction.
12. All payments due under this Guarantee shall be made in US Dollars. If any amounts payable under this Guarantee are paid in any currency other than that in which they are due, they shall be converted into the due currency at the rate of exchange in Territory quoted by the Bank of Territory at the close of business on the day in which the Franchisor is in receipt of the cleared funds. If following conversion, the amount of such payment actually received by the Franchisor falls short of the amount due, the Guarantor shall fully indemnify hte Franchisor against the amount of such shortfall. 13. For the purpose of this Guarantee, a certificate or statement signed by or on behalf of the Franchisor or the Franchisor’s legal representatives relating to any sum of money claimed by the Franchisor to be due from the Franchisee under the Franchise Agreement, or relating to the performance of any obligation of the Franchisee under the Franchise

Agreement, is prima facie evidence of the amount or obligation claimed and the facts stated therein.
14. This Guarantee is binding and enforceable on the Guarantor and his or her executors and administrators.
15. This Guarantee is in favour of the Franchisor and its successors, assigns and novatees.
Suspense account
16. The Franchisor may, at any time, credit to a suspense account any money received by it under this Guarantee pending its application towards paying the liabilities of the Guarantor.
Exercise of powers as directors and/or shareholders of Franchisee
17. The Guarantor agrees and undertakes to exercise his or her powers as director or shareholder of the Franchisee as the case may be to ensure the Franchisee’s compliance with the terms and conditions of the Franchise Agreement.
Notice18. Any notice, demand or communication in connection with this Guarantee shall be in writing and may be delivered by hand, first class pre-paid post or facsimile addressed to the recipient at its registered office or its address or facsimile number as the case may be stated above (or such other address or facsimile number as may be notified in writing from time to time). The notice, demand or communication shall be deemed to have been duly served, if delivered by hand, when left at the proper address for service, if given or made by first class prepaid post, 48 hours being posted or in the case of airmail, 14 days after being posted, if given by facsimile, at the time of transmission, provided that a confirming copy is sent by pre-paid post to the other party within 24 hours after transmission. Where in the case of delivery by hand or transmission by facsimile, such delivery or transmission occurs either after 4:00pm on a business day or on a day other than a business day, service shall be deemed to occur at 9:00am on the next following business day (such times being local time at the address of the recipient). For the purposes of this clause, business day means a day when banks are open for business in Territory and the State of Louisiana.
Entire Contract
19. This Guarantee contains all the express provisions agreed on by the Parties with regard to the subject matter of the Guarantee, and supersedes and novates in its entirety any previous understanding or agreements among the Parties in respect thereof and the Parties waive the right to rely on any alleged provision not expressly contained in this Guarantee.
Governing Law and Jurisdiction
20. This Guarantee shall be governed by and construed in accordance with the laws of Territory and each of the parties hereto irrevocably submits to the non-exclusive jurisdiction of the Territory courts.

EXECUTED as a deed this day of	200[ ]

in the presence of:

Witness signature:

Spouse of Guarantor, who hereby consents to the granting of this Guarantee by the Guarantor
Witnesses:
1.

2.

Signature of Franchisor

SIGNED as a deed on behalf of PLANET BEACH INTERNATIONAL L.L.C. a company incorporated in Louisiana, by [full names of persons signing, being persons who, in accordance with the laws of that territory, are acting under the authority of the company:

Authorised signatory

Authorised signatory

EXHIBIT H
INTERNATIONAL VENDOR PROGRAM
     Franchisor and Master Franchise agree that any rebates from suppliers attributable to subfranchisees in the Development Area will be shared between Franchisor (or its affiliates) and Franchisee as set forth on the attached spreadsheet. Franchisor has the right to update the International Vendor Program from time to time provided that: (1) any rebates for local suppliers determined by Master Franchisee may be retained in full by Master Franchisee and (2) any rebates provided by Franchisor’s suppliers attributable to subfranchisees in the Development Area will be will be split in accordance with the following percentages: 40% to Franchisor (or its affiliates) and 60% to Master Franchisee.
     All vendors, suppliers and products are subject to approval by Franchisor pursuant to Section 5.E.
PBFC Acknowledgement
Planet Beach Franchising Corporation (“PBFC”) agrees and acknowledges that any rebates attributable to subfranchisees in the Development Area that it receives from suppliers will be shared with Franchisee as set forth in this Exhibit H.
PLANET BEACH FRANCHISING CORPORATION

By:

Name:

Title:

Date:

EXHIBIT I
AFFILIATE ADDENDUM
TO
FRANCHISE AGREEMENT
This Affiliate Addendum (“Addendum”) is by and between [insert Master Licensee’s entity name], a [jurisdiction & entity type] (“Subfranchisor”) and [insert affiliate’s entity name], a [jurisdiction & entity type] (“Franchisee”) and is effective as of the date of the Franchise Agreement. All terms not defined herein have the meaning ascribed to them in the Franchise Agreement.
Recitals
     WHEREAS, Franchisor has the exclusive right within the territory of Territory to use and to license others the right to establish and operate PLANET BEACH® businesses pursuant to a Master Franchise Agreement between Subfranchisor and Planet Beach International, LLC, a Louisiana limited liability company (“Licensor”) dated                                          (“Master License”);
     WHEREAS, Subfranchisor and Franchisee have entered into a Franchise Agreement for the establishment of a PLANET BEACH® business dated                                          (“Franchise Agreement”).
     WHEREAS, Franchisee is an affiliate of Franchisor.
NOW THEREFORE, in consideration of the foregoing and of the covenants and considerations stated in this Addendum, the parties agree as follows:
1.	Franchisee acknowledges and agrees that its default under the Franchise Agreement may constitute a default of Subfranchisor under the terms of the Master License and result in termination of the Master License.

2.	Franchisee acknowledges and agrees that if the Master License is terminated, Licensor has the right to (a) terminate the Franchise Agreement or (b) terminate the Franchise Agreement and require Franchisee to execute Licensor’s then-current form of Franchise Agreement; provided that Licensor has the right to reduce the term of the Franchise Agreement to the remainder of the term of the Franchise Agreement.

3.	Licensor is a third party beneficiary of this Addendum.

4.	Except as amended herein, the Franchise Agreement will be construed and enforced in accordance with its terms.
[Signature Page Follows]

Each of the undersigned hereby acknowledges having read and understood this Addendum and consents to be bound by all of its terms.

SUBFRANCHISOR:

SIGNED in the presence of.

By

Title:

WITNESS

FRANCHISEE:

SIGNED in the presence of.

By

Title:

WITNESS